Exhibit 10.1

EXECUTION VERSION

US$250,000,000

CREDIT AGREEMENT,

dated as of August 29, 2014

among

ESCALERA RESOURCES CO.,

as the Borrower,

and

CERTAIN COMMERCIAL LENDING INSTITUTIONS,

as the Lenders,

and

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent and as Issuer for the Lenders,

and

SG AMERICAS SECURITIES, LLC,

as Bookrunner and Sole Lead Arranger

-i-

-ii-

-iii-

SCHEDULE I –		Disclosure Schedule
SCHEDULE II		–	Percentages
SCHEDULE 5.1.4		–	Reconciliation of Initial Reserve Report to Mortgaged Properties
SCHEDULE 5.1.12		–	UCC Searches
SCHEDULE 5.1.15		–	Hedge Transactions and Hedging Obligations
SCHEDULE 6.8		–	Subsidiaries and Unrestricted Subsidiaries
SCHEDULE 7.1.7(h)		–	Certain Hedge Transactions

EXHIBIT A	–	Form of Note
EXHIBIT B	–	Form of Borrowing Request
EXHIBIT C	–	Form of Letter of Credit Request
EXHIBIT D	–	Form of Continuation/Conversion Notice
EXHIBIT E	–	Form of Assignment and Assumption Agreement
EXHIBIT F-1	–	Form of Wyoming Mortgage
EXHIBIT G-1	–	Form of Tax Certificate
EXHIBIT G-2	–	Form of Tax Certificate
EXHIBIT G-3	–	Form of Tax Certificate
EXHIBIT G-4	–	Form of Tax Certificate
EXHIBIT H	–	Form of Guaranty and Collateral Agreement
EXHIBIT I	–	Form of Opinion of Barry Spector, Esq.

-iv-

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 29, 2014, among ESCALERA RESOURCES CO., a Maryland corporation (“Borrower”), certain financial institutions that are or may become parties hereto (collectively, the “Lenders”), and SOCIÉTÉ GÉNÉRALE (“Société Générale”), as administrative agent (in such capacity together with any successors thereto, the “Administrative Agent”) for the Lenders, and as letter of credit issuer (in such capacity together with any successors thereto, the “Issuer”), and SG AMERICAS SECURITIES, LLC, as bookrunner and sole lead arranger.

W I T N E S S E T H:

WHEREAS, in order to provide for the ongoing working capital needs and general corporate purposes of the Borrower and its Restricted Subsidiaries, including the issuance of letters of credit, the acquisition of Oil and Gas Properties and investments permitted by Section 7.2.5 hereof, the Borrower has requested that (a) the Lenders provide commitments to make Loans and participate in Letters of Credit from time to time prior to the Commitment Termination Date and (b) the Issuer commits to issue Letters of Credit from time to time prior to the Letter of Credit Commitment Termination Date, in each case, subject to the terms and conditions hereinafter set forth; and

WHEREAS, the Lenders and the Issuer are willing, subject to the terms and conditions hereinafter set forth, to extend commitments and make Loans to the Borrower and issue (or participate in) Letters of Credit and Société Générale is willing to serve as Administrative Agent for the Lenders and as the Issuer;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble and includes each other Person that is subsequently appointed as the successor Administrative Agent pursuant to Section 9.4.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means, on any date, this Credit Agreement as from time to time amended, restated, supplemented or otherwise modified and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to any Base Rate Loans, a fluctuating rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the rate of interest most recently determined by the Administrative Agent at its Domestic Office as its base rate for Dollar loans, (b) the Federal Funds Rate most recently determined by the Administrative Agent plus one-half percent (0.50%), and (c) the rate per annum determined by the Administrative Agent to be the offered rate that appears on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) for deposits in Dollars for a one month Interest Period in effect on such day determined as of approximately 11:00 a.m. (London, England time) on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%). The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided that failure to give such notice shall not give rise to any liability.

“Anti-Terrorism Order” means any applicable law relating to terrorism or money laundering, including Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001) issued by the President of the U.S. (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) and the Patriot Act.

“Applicable Commitment Fee Rate” means the per annum rate set forth in the following grid opposite the applicable Borrowing Base Usage (which percentage shall change automatically without notice as and when the Borrowing Base Usage changes):

Borrowing Base Usage (BBU)	Commitment Fee
BBU less than 50%	0.375%
BBU equal to or greater than 50%	0.500%

“Applicable Margin” means, on any date, with respect to any Base Rate Loan or LIBO Rate Loan or Letter of Credit then outstanding, as applicable, the applicable per annum percentage set forth below based on the Borrowing Base Usage on such date:

Borrowing Base Usage (BBU)	Base Rate Loans	LIBO Rate Loans	Letters of Credit
BBU < 25%	0.75%	1.75%	1.75%
25% ≤ BBU < 50%	1.25%	2.00%	2.00%
50% ≤ BBU < 75%	1.50%	2.25%	2.25%
75% ≤ BBU < 90%	1.75%	2.50%	2.50%
BBU ≥ 90%	1.75%	2.75%	2.75%

Changes in the Applicable Margin resulting from changes in the Borrowing Base Usage will occur automatically without prior notice and will take immediate effect.

“Approved Counterparty” means (1) any Lender or Affiliate of a Lender at the time of entry into a Hedge Transaction, and (2) any other Person that engages as a significant part of its operations in the business of entering into Hedge Transactions if, at the time such person enters into a Hedge Transaction with the applicable Obligor, such person’s long-term unsecured debt is rated at least “BBB+” by S&P, and “Baa1” by Moody’s; provided, however, with respect to clause (2) above, that if such person’s long-term unsecured debt rating is lowered after such Hedge Transaction is entered into to a rating below “BBB+” by S&P or “Baa1” by Moody’s, such Person shall no longer be an acceptable counterparty with respect to future Hedge Transactions.

“Approved Engineer” means any independent engineer recognized in the U.S. oil and gas loan syndication market and reasonably satisfactory to the Administrative Agent. It is agreed that Netherland, Sewell & Associates, Inc. are deemed to be Approved Engineers.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means SG Americas Securities, LLC, as sole lead arranger.

“Asset” means, as to any Person, all property of any kind, real or personal, tangible or intangible, legal or equitable, whether now owned or hereafter acquired, including, without limitation, the Hydrocarbon Interests, money, stock, contract rights, franchises, value as a going concern, causes of action, undivided fractional ownership interests, intellectual property rights, and anything of any value that can be made available for, or may be appropriated to, the payment of debts.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E hereto.

“Authorized Officer” means those officers or managers of the Borrower or any other Obligor whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Benefiting Guarantor” shall mean a Guarantor for which funds or other support is necessary for such Guarantor to constitute an Eligible Contract Participant.

“Borrower” is defined in the preamble.

“Borrowing” means each extension of credit made by the Lenders or the Issuer by way of Loans of the same type, having the same Interest Period made by the same Lenders on the same Business Day pursuant to the same Borrowing Request or pursuant to the same Letter of Credit.

“Borrowing Base” means the Borrowing Base from time to time determined by the Administrative Agent and all the Lenders or the Required Lenders, as applicable, pursuant to Section 2.8.

“Borrowing Base Deficiency” means that (x) the aggregate principal amount of all Loans and all Letter of Credit Liabilities then outstanding exceeds (y) the Borrowing Base then in effect.

“Borrowing Base Value” means, with respect to any Oil and Gas Property, the value the Administrative Agent attributed to such asset in connection with the most recent determination of the Borrowing Base.

“Borrowing Base Usage” means, on any date, the ratio (expressed as a percentage) of (a) the total unpaid principal amount of all outstanding Borrowings (including, without limitation, all Loans and Letter of Credit Liabilities) on such date after giving effect to all Borrowings made on such date to (b) the Borrowing Base in effect on such date.

“Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Business Day” means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Houston, Texas; (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market; and (c) relative to the issuance or renewal of, or payment or disbursement with respect to, each Letter of Credit, any day on which the Issuer is not authorized or required to be closed by the laws of the jurisdiction in which the Issuer is domiciled.

“Capital Stock” means any and all shares, interests (including partnership interests and membership interests), participations, or other equivalents (however designated) of capital stock of a corporation, partnership, limited liability company or other legal entity or securities convertible into or exchangeable therefor, any and all equivalent ownership interests in a Person and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Liabilities” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Equivalent Investment” means, at any time:

(a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government;

(b) commercial paper, maturing not more than six months from the date of issue, that is issued by (i) a corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated one of the three highest rating categories by S&P or Moody’s, or (ii) any Lender (or its holding company);

(c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, that is issued by either (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, and whose long-term certificates of deposit or bankers acceptances are, at the time of acquisition thereof by the Borrower, rated A-1 by S&P or P-1 by Moody’s, or (ii) any Lender;

(d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)(i)) that (i) is in any obligation of the type described in any of clauses (a) through (c); and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(e) investments in certificates of deposit maturing within six months from the date of issuance thereof issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Borrower, rated A-1 by S&P or P-1 by Moody’s;

(f) deposit accounts in a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and whose commercial paper or short term bank deposits (or that of the holding company with which such bank or trust company is affiliated) are rated A-1 by S&P or P-1 by Moody’s;

(g) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, as the case may be, in each case maturing no later than one year from the date of acquisition; or

(h) money market, mutual or similar funds that invest in obligations referred to clauses (a), (b), (c), (e), (f), or (g) of this definition, and in each case such funds having assets in excess of $500,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means that Charles Chambers shall cease to be Chief Executive Officer of the Borrower unless within 120 days thereof the Borrower shall have a replacement Chief Executive Officer reasonably acceptable to the Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Property” means any Mortgaged Property, Collateral or Pledged Collateral, each as defined in the applicable Security Document.

“Commitment” means, relative to any Lender on any date, such Lender’s obligation to make Loans pursuant to Section 2.1.1 and to participate in Letters of Credit pursuant to Section 2.1.2 and Section 2.1.3, in an aggregate amount not to exceed such Lender’s Percentage of the lesser of the Borrowing Base then in effect or the aggregate Commitment Amounts of all Lenders, in each case, as such Commitment may be reduced or terminated pursuant to Section 2.2, Section 8.2 or Section 8.3, or otherwise adjusted in accordance with this Agreement.

“Commitment Amount” means, relative to any Lender on any date, the amount set forth opposite such Lender’s name on Schedule II hereto, as such amount may be reduced or terminated pursuant to Section 2.2, Section 8.2 or Section 8.3, or otherwise adjusted in accordance with this Agreement.

“Commitment Termination Date” means the earliest of (a) Stated Maturity Date; (b) the date on which the Commitments are terminated in full or reduced to zero pursuant to this

Agreement; and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in clause (a), (b) or (c), the Commitments shall terminate automatically and without further action.

“Commitment Termination Event” means (a) the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower or any other Obligor; or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to Section 8.3, or (ii) in the absence of such declaration, the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated as a result of such Event of Default.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.

“Consolidated Current Assets” means, at any particular time, (i) all amounts that in conformity with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries, provided that current assets shall exclude any non-cash assets described in, and calculated pursuant to, FASB Accounting Standards Codification 815 and 410, each as amended (provided that, for the avoidance of doubt, such calculation shall include any current assets in respect of any termination of a Hedge Transaction), plus (ii) Unused Availability.

“Consolidated Current Liabilities” means, at any particular time, all amounts that, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries; provided, however, that current liabilities shall not include (i) the current portion of long-term Indebtedness under this Agreement and the other Loan Documents and (ii) any non-cash liabilities described in, and calculated pursuant to, FASB Accounting Standards Codification 815 and 410, each as amended (provided that, for the avoidance of doubt, such calculation shall include any current liabilities in respect of any termination of a Hedge Transaction).

“Consolidated EBITDAX” means, with respect to any period for which a determination thereof is to be made, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such period: (i) Total Interest Expense, (ii) the provision for Federal, state, and local income and franchise taxes payable by the Borrower and its Restricted Subsidiaries, (iii) depletion, depreciation and amortization, (iv) costs and expenses associated with oil and gas exploration, and (v) other expenses of the Borrower and its Restricted Subsidiaries reducing such Consolidated Net Income that do not represent a cash item in such period or any future period (including as a result of the application of FASB Accounting Standards Codification 815 and 410), and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state and local income tax credits of the Borrower and its Restricted Subsidiaries that are available and utilized during such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDAX for such period to (b) Fixed Charges for such period.

“Consolidated Funded Indebtedness” means, as of any date and without duplication, all Indebtedness of the Borrower and its Restricted Subsidiaries of the types described in clauses (a), (c), (e), (f), (h) and (i) of the definition of “Indebtedness.”

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, interest rate protection agreements and other hedging agreements) for such period, plus (ii) without duplication, (x) that portion of Capitalized Lease Liabilities of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) for such period.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) the Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries minus (ii) any unencumbered cash of the Borrower and its Restricted Subsidiaries to (b) Consolidated EBITDAX.

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income or loss of the Borrower and its Restricted Subsidiaries, provided that there shall be excluded therefrom, to the extent otherwise included therein, (i) extraordinary gains and extraordinary losses for such period, (ii) any charges or losses and any income or gains, in each case, that do not constitute cash items in the current period or any future period and are required to be included in net income of the Borrower and its Restricted Subsidiaries (including as a result of the application of FASB Accounting Standards Codification 815 and 410), provided that any cash charges or payments that have been incurred as a result of the termination of any Hedge Transaction shall not be excluded from Consolidated Net Income), and (iii) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns. If the Borrower or any Restricted Subsidiary shall acquire (including through merger) or dispose of any Assets (including any Restricted Subsidiary) during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition, merger, disposition or redesignation, as if such acquisition, merger, disposition or redesignation had occurred on the first day of such period.

“Contingent Liability” means, as to any Person, those direct or indirect liabilities of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other monetary or financial obligation (the “primary obligations”) of another Person (the “primary obligor”), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefore, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligation, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Liability shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Liability is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit D hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Code (or Sections 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Current Ratio” means, as of any date of determination, the ratio of (a) Consolidated Current Assets to (b) Consolidated Current Liabilities.

“Default” means any Event of Default or any condition, occurrence or event that, after notice or lapse of time or both, would constitute an “Event of Default.”

“Default Rate” is defined in Section 3.2.2.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within two (2) Business Days of the date required to be funded by it hereunder, unless, in regards to payment of its portion of Loans, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent or the Issuer in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Borrower, the Administrative Agent or any Issuer, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and purchase participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, such Issuer and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or, other than by way of an Undisclosed Administrator, has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent in its sole discretion.

“Disposition” means the sale, transfer, license, lease or other disposition of any Asset by any Person, provided that “Disposition” shall not include any issuance of Capital Stock by the Borrower. The term “Dispose” shall have a correlative meaning.

“Disqualified Capital Securities” means any Capital Stock that, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) or upon the happening of any event, mature or are mandatorily redeemable for any consideration other than other Capital Stock (that do not constitute Disqualified Capital Securities), pursuant to a sinking fund obligation or otherwise, or are convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Capital Stock (that do not constitute Disqualified Capital Securities) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Stated Maturity Date and (b) the date on which there are no Obligations outstanding and all of the Commitments have terminated.

“Distribution Date” means a date the Borrower may make Permitted Tax Distributions which shall be on or about (a) the date on which the Internal Revenue Service Form 1065 (U.S. Partnership Return of Income) of Holdings is filed with respect to a taxable year provided that quarterly Permitted Tax Distributions may be made based upon Borrower’s good faith estimate of such amounts and (b) the date on which an applicable income tax audit adjustment is made.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in the Assignment and Assumption Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to the Administrative Agent and the Borrower. A Lender may have separate Domestic Offices for purposes of making, maintaining or continuing, as the case may be, Base Rate Loans or its participation in Letters of Credit.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.1).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuer, and (ii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Affiliate of the Borrower or any of its Subsidiaries.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Engagement Letter” means that Engagement Letter dated August 29, 2014, among Borrower, Société Générale and SG Americas Securities, LLC, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Environmental Laws” means any applicable federal, state or local laws, rules or regulations, and any judicial, arbitral or administrative written interpretations thereof, including any applicable judicial, arbitral or administrative order, judgment, permit, approval, or written decision or determination pertaining to health or safety (to the extent health or safety relate to exposure to Hazardous Materials) or the environment in effect at the time in question, including CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws, and other environmental conservation and protection laws. The terms “hazardous substance,” “Release” and “threatened Release” shall have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA and the term “oil” shall have the meaning specified in Oil Pollution Act, as amended (“OPA”); provided, that (i) in the event either CERCLA, RCRA or OPA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply, with respect to Section 6.12, from and after the later of the date of adoption and legal effect of such amendment, and, with respect to Section 10.4, as of the earliest date to which such adopted amendment has legal effect (including legally enforceable retroactive effect), (ii) to the extent the laws of the state or states in which any Oil and Gas Property of the Borrower is located establish a meaning for “hazardous substance,” “release,” “threatened release,” “solid waste,” “disposal” or “oil” which is broader than that specified in CERCLA, RCRA or OPA, such broader meaning shall apply, with respect to Section 6.12, from and after the later of the date of adoption and legal effect of such amendment, and, with respect to Section 10.4, as of the earliest date to which such adopted amendment has legal effect (including legally enforceable retroactive effect).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Pension Plan unless the thirty (30) days’ notice requirement with respect to such event has been waived by the PBGC, (b) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(c)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the failure by the Borrower or any member of the Controlled Group to make when due any required contribution (including any required installment) under the pension funding rules to any Pension Plan, determined without regard to whether such required contribution may be or has been waived, (d) the conditions for imposition of a Lien under Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA shall have been met with respect to any Pension Plan, (e) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, (f) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer a Pension Plan pursuant to Section 4042 of ERISA, (g) the assessment of liability by Borrower or any member of the Controlled Group upon withdrawal (or partial withdrawal) from, or the termination of, a Multiemployer Plan, (h) the filing of an application by the Borrower or any member of the Controlled Group for a waiver of any required contribution under the pension funding rules, or (i) the “insolvency” within the meaning of Section 4245 of ERISA or “reorganization” within the meaning of Section 4241 of ERISA of a Multiemployer Plan in connection with which Borrower or any member of the Controlled Group shall incur a liability. For this purpose, “pension funding rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date, as to any such Pension Plan, of the Pension Protection Act of 2006, Sections 401(a)(29) and 412 of the Code and Part 3, Subtitle I, of Title I of ERISA, each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 through 436 of the Code and Part 3, Subtitle I, of Title I of ERISA, each as in effect from time to time.

“Event of Default” is defined in Section 8.1.

“Excluded Obligation in respect of a Hedge Agreement” shall mean, with respect to any Guarantor individually determined on a Guarantor by Guarantor basis, any Obligation in respect of a Hedge Agreement, if and to the extent that, all or a portion of the guaranty of such Guarantor for, or the grant by such Guarantor of a security interest or other Lien to secure, such Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or the grant of such security interest or other Lien becomes effective with respect to, or any other time such Guarantor is by virtue of such guarantee or grant of such security interest or other Lien otherwise deemed to enter into, such Obligation. If an Obligation in respect of a Hedge Agreement arises under a master agreement governing more than one Hedge Transaction, such exclusion shall apply only to the portion of such Obligation that is attributable to the Hedge Transaction for which such guarantee, security interest or other Lien is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, the Issuer or any other recipient or required to be withheld or deducted from a payment to the Administrative Agent, any Lender, the Issuer or any other recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 4.6(b) and (c) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Amount” means, on any date, the lesser of (a) the Total Commitment Amount then in effect, and (b) the Borrowing Base then in effect, each as such amount may be reduced from time to time pursuant to Section 2.2 or terminated pursuant to Section 8.2 or Section 8.3.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized national standing selected by it.

“Fiscal Quarter” means any calendar quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; each reference to a Fiscal Year with a number corresponding to any calendar year (e.g. the “2014 Fiscal Year”) refers to the Fiscal Year ending on the December 31 occurring during such calendar year.

“Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period plus (b) cash payments in respect of the Borrower’s Preferred Stock for such period.

“Flood Insurance Regulations” is defined in Section 10.21.

“Foreign Lender” means each Lender that is not a U.S. Person.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States or any other nation or country or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each Restricted Subsidiary listed on Schedule 6.8 hereto that is a Material Subsidiary and each other Person that from time to time executes and delivers or joins a Guaranty and Collateral Agreement.

“Guaranty and Collateral Agreement” means each guaranty, executed and delivered pursuant to this Agreement, substantially in the form of Exhibit H hereto or such other form reasonably acceptable to the Administrative Agent in favor of the Administrative Agent for the benefit of itself and the other Lender Parties, including any guaranty delivered pursuant to Section 7.1.7 hereof, in each case, as the same may be amended, restated, joined, supplemented or otherwise modified from time to time.

“Hazardous Material” means any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance regulated under any Environmental Law.

“Hedge Agreement” means any contract or agreement evidencing a Hedge Transaction.

“Hedge Transaction” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, as amended, supplemented, restated or otherwise modified from time to time.

“Hedging Obligations” means, with respect to any Person, all liabilities or obligations of such Person under any Hedge Transaction.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Highest Lawful Rate” is defined in Section 4.11.

“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, and natural gasoline, helium, sulfur and all other minerals.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by the Borrower or any of its Subsidiaries in any and all oil, gas and other liquid or gaseous hydrocarbon properties and interests, including, without limitation, mineral fee or lease interests, production sharing agreements, concession agreements, license agreements, service agreements, risk service agreements or similar Hydrocarbon interests granted by an appropriate Governmental Authority, farmout, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar interests in Hydrocarbons, including any reserved or residual interests of whatever nature.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification (a) that is of a “going concern” or similar nature; (b) that relates to the limited scope of examination of matters relevant to such financial statement, or (c) that relates to the treatment or classification of any item in such financial statement and that, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.4.

“including” means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all reimbursement obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities; (d) net liabilities of such Person under any Hedge Transaction; (e) all obligations of such Person to pay the deferred purchase price of property or services (but excluding (i) accounts payable incurred in the ordinary course of business that are not more than 90 days past due (or accounts payable incurred in the ordinary course of business that are more than 90 days past due and are offset by collectible accounts receivable from the same Person) unless contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established therefor, and (ii) any guaranties by the Borrower or any Subsidiary of such accounts payable); (f) all obligations or liabilities (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements but excluding ordinary trade debt which may be secured by inchoate statutory mechanics and material liens and other Permitted Liens), whether or not such obligations or liabilities shall have been assumed by such Person or are limited in recourse (but, to the extent such obligations or liabilities are limited in recourse to the Obligors, the amount of such liabilities or obligations constituting Indebtedness shall be limited to the lesser of the fair market value of such property and the amount of the obligations or liabilities assumed); (g) all Contingent Liabilities of such Person in respect of any of the foregoing; (h) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments made more than one month in advance of the month in which the commodities, goods or services are to be delivered, other than gas balancing arrangements in the ordinary course of business, and (j) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person other than deferred revenue and accrued operating expenses incurred in the ordinary course of business in each case to the extent not otherwise constituting Indebtedness under the other terms of this definition. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venture to the extent such Person is liable either contractually or by operation of law for such Indebtedness.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of an obligation of the Borrower under any Loan Document.

“Initial Reserve Report” means the reserve report prepared by Netherland, Sewell & Associates, Inc. previously delivered to Societe Generale.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day that numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six (6) different dates; (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to LIBO Rate Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day), and (c) no Interest Period may end later than the Stated Maturity Date.

“Investment” means, with respect to any Person, (a) any loan, advance, extension of credit or capital contribution made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (b) any Contingent Liability of such Person with respect to such other Person, and (c) the acquisition (whether for cash, property, services, securities or otherwise) of any Capital Stock or other ownership or similar interest by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Issuer” is defined in the preamble.

“Knowledge” means (a) actual knowledge of a responsible officer of the Borrower or any Subsidiary of the Borrower, as applicable, charged with responsibility for the matter at issue or in question, or (b) knowledge that a prudent responsible officer of the Borrower or any Subsidiary of the Borrower charged with responsibility for the matter at issue or in question could be expected to discover or otherwise become aware of in the course of conducting the Borrower’s or such Subsidiary’s business.

“LC Exposure” at any time shall mean the difference between (i) the aggregate amount of all Letter of Credit Liabilities, minus (ii) the aggregate amount of all cash securing outstanding Letters of Credit pursuant to Section 2.7.4.

“Lender Parties” means the Administrative Agent, the Arranger, the Issuer, the Lenders, any Affiliate of any Lender that is or was a Lender at the time such Affiliate entered into a Hedge Transaction with the Borrower or such Hedge Transaction was in effect at the time that such Affiliate of such Person became a Lender hereunder and their successors, transferees and assigns; and “Lender Party” means any of them.

“Lender Party Hedge Transaction” means any Hedge Transaction between or among, as applicable, the Borrower, on the one hand, and any other Person, on the other hand, provided that such other Person or an Affiliate of such Person is or was a Lender at the time such Person entered into such Hedge Transaction or such Hedge Transaction was in effect at the time that such Person or any Affiliate of such Person became a Lender.

“Lenders” is defined in the preamble.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment Termination Date” means the earlier of (i) the date that is five (5) days prior to the Stated Maturity Date and (ii) any date described in clause (b) or (c) of the definition of “Commitment Termination Date.”

“Letter of Credit Facility Amount” means at any time the lesser of (i) the Commitment or (ii) the Total Commitment Amount, as such amount may be reduced from time to time pursuant to Section 2.2.

“Letter of Credit Liabilities” means, at any time, with respect to any Letter of Credit, the sum of (i) the undrawn face amount of such Letter of Credit plus (ii) the aggregate unpaid amount, if any, of all obligations of the Borrower to reimburse the Issuer and the Lenders in respect of drawings under such Letter of Credit.

“Letter of Credit Request” means a letter of credit request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit C hereto, with appropriate insertions made therein.

“LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the offered quotation appearing on Reuters Screen LIBOR01 Page (or on any page that can reasonably be considered a replacement page) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the beginning of such Interest Period for Dollar deposits having a term comparable to such Interest Period. If no such Reuters Screen LIBOR01 Page (or replacement page) is available, then the “LIBO Rate” shall mean, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the rate per annum at which Dollar deposits in immediately available funds are offered to the Administrative Agent’s LIBOR Office in the London interbank market as at or about 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the LIBO Rate Loan and for a period approximately equal to such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Assignment and Assumption Agreement, or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, that shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the average maximum rate (expressed as a decimal) at which reserves are required to be maintained during such Interest Period under Regulation D of the F.R.S. Board by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) as “Eurocurrency Liabilities”, as such term is defined in Regulation D of the F.R.S. Board. Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate (Reserve Adjusted) is to be determined, or (ii) any category of extensions of credit or other assets which include LIBO Rate Loans.

“Lien” means, with respect to any Person, any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever. For purposes of this Agreement, the term “Lien” shall exclude contractual provisions establishing set off rights, netting arrangements and negative pledges.

“Loan” is defined in Section 2.1.1.

“Loan Document” means this Agreement, the Notes, each Letter of Credit, each application for a Letter of Credit, each Security Document, the Engagement Letter, each Borrowing Request and the Guaranty and Collateral Agreement, together, in each case, with all exhibits, schedules and attachments thereto, and all other agreements, documents or instruments from time to time executed or delivered in connection with or pursuant to any of the foregoing, and any amendments or restatements with respect to any of the foregoing, provided that “Loan Document” shall not include any Hedge Agreement in respect of a Lender Party Hedge Transaction.

“Majority Lenders” means, at any time, one or more Lenders in the aggregate holding at least 51% of the then aggregate unpaid principal amount of the outstanding Borrowings, or, if no such principal amount is then outstanding, one or more Lenders having at least 51% of the Commitments.

“Material Adverse Effect” means a material adverse effect on (i) the business, properties, assets, liabilities, conditions (financial or otherwise), or operations of the Borrower and its Restricted Subsidiaries on a consolidated basis, (ii) the ability of the Borrower or any of its Restricted Subsidiaries, to perform their obligations under any of the Loan Documents, or (iii) the validity or enforceability of this Agreement or any of the other Loan Documents.

“Material Subsidiary” means, at any time, any Subsidiary having aggregate gross assets equal to or exceeding $500,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, collateral mortgage, deed of trust, security agreement, or assignment delivered by any Obligor pursuant to the terms of this Agreement, substantially in the form of Exhibit F-1, F-2, F-3 or F-4 hereto or such other form reasonably acceptable to the Administrative Agent, in each case as amended, supplemented, restated or otherwise modified from time to time.

“Mortgaged Properties” is defined in each Mortgage.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA, to which Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Net Cash Proceeds” means in connection with the Disposition of any assets permitted by Section 7.2.9, the cash proceeds received from such sale net of all investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses, actually incurred and satisfactorily documented in connection therewith.

“Non-Recourse Obligation” means Indebtedness as to which (a) none of the Borrower, any Restricted Subsidiary of the Borrower or any Assets of the Borrower or any Restricted Subsidiary (i) is obligated to provide credit support in any form, or (ii) is directly or indirectly liable, and (b) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or any Restricted Subsidiary to

declare a default on such Indebtedness of the Borrower or such Subsidiary or cause the payment of any such Indebtedness to be accelerated or payable prior to its stated maturity or cause any Contingent Obligation in respect of such Indebtedness to become payable, in the case of (a) and (b) above, except for obligations that arise solely as a result of such Person’s status as a general partner of a partnership.

“Note” means a promissory note issued by the Borrower payable to any Lender or its registered assigns, substantially in the form of Exhibit A hereto (as such promissory note may be amended or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans or participations in Letters of Credit, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations, Indebtedness and liabilities of each Obligor or any, some or all of them, to the Administrative Agent, the Lenders or the Issuer, or any, some or all of them, now existing or hereafter arising under or in connection with this Agreement, the Notes, the Letters of Credit, any Loan Document or any Hedge Agreement in respect of a Lender Party Hedge Transaction, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including the obligations, Indebtedness and liabilities of the Borrower, and all interest accruing thereon (including any interest that accrues after the commencement of any proceeding by or against the Borrower or any other Obligor under any bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization or other debtor relief law) and all attorneys’ fees and other expenses incurred in the collection or enforcement thereof; provided that Obligations shall not include any Excluded Obligations in respect of a Hedge Agreement.

“Obligor” means the Borrower and each Guarantor.

“OFAC” shall mean the U.S. Treasury Department’s Office of Foreign Assets Control.

“Oil and Gas Business” means (a) the acquisition, exploration, exploitation, development, operation, management and disposition of interests in Hydrocarbon Interests and Hydrocarbons; (b) gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or Hydrocarbon Interests, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons; (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (d) any activity that is ancillary, necessary, synergistic or desirable to facilitate the activities described in clauses (a) through (c) of this definition.

“Oil and Gas Properties” means Hydrocarbon Interests; the Assets now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon

Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Assets in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Assets, gas gathering systems, gas plants, rights, titles, interests and estates described or referred to above, including any and all Assets, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Asset (excluding drilling rigs, automotive equipment or other personal property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organic Document” means, with respect to any Person, its certificate or articles of incorporation, its bylaws, certificate of formation, regulations, limited liability company agreement, partnership agreement, joint venture agreement or similar governing document, and all shareholder membership or partnership agreements, voting trusts and similar arrangements.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Participant” is defined in Section 10.11.2.

“Participant Register” shall have the meaning assigned to such term in Section 10.11(d).

“Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan,” as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA, and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender, the applicable percentage set forth opposite its name on Schedule II hereto or set forth in a Assignment and Assumption Agreement, as such percentage may be adjusted from time to time (a) pursuant to any Assignment and Assumption Agreement executed by such Lender and its assignee Lender and delivered pursuant to Section 10.11.1, or (b) otherwise in accordance with this Agreement.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means (i) any Pension Plan, (ii) any Welfare Plan, and (iii) any other employee benefit plan, as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) that is maintained, contributed to, or required to be maintained or contributed to, by Borrower or any Subsidiary of the Borrower, or to which Borrower or any Subsidiary of the Borrower has any liability, contingent or otherwise.

“Preferred Stock” means the Borrower’s outstanding 9.25% Series A Cumulative Preferred Stock Liquidation Preference $25.00 per Share.

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves” means those recoverable Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable from the Oil and Gas Properties by existing producing methods under existing economic conditions.

“Qualified ECP Credit Party” shall mean, with respect to any Benefiting Guarantor in respect of any Obligation in respect of a Hedge Agreement, each Guarantor that, at the time of the guaranty by such Benefiting Guarantor of, or grant by such Benefiting Guarantor of a security interest or other Lien securing, such Obligation in respect of a Hedge Agreement is entered into or becomes effective with respect to, or at any other time such Benefiting Guarantor is by virtue of such guaranty or grant of a security interest or other Lien otherwise deemed to enter into, such Obligation, constitutes an Eligible Contract Participant and can cause such Benefiting Guarantor to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.

“Recommended Borrowing Base” is defined in Section 2.8.2.

“Register” is defined in Section 4.13.

“Regulatory Change” means, with respect to any Lender, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D of the F.R.S. Board) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including such Lender of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any Governmental Authority, in each case, with respect to the implementation of the pursuant to the Basel III Accord shall, in each case, be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued, including if such date is before a Lender became a party to this Agreement.

“Release” means “release” as such term is defined in CERCLA. The term “Released” has a correlative meaning.

“Required Lenders” means, at any time, one or more Lenders in the aggregate holding at least 66-2/3% of the then aggregate unpaid principal amount of the outstanding Borrowings, or, if no such principal amount is then outstanding, one or more Lenders having at least 66-2/3% of the Commitments; provided, that at any time there are two (2) or fewer Lenders, Required Lenders means all Lenders.

“Reserve Report” means a report setting forth the Proved Reserves by reserve category attributable to the Hydrocarbon Interests constituting Proved Reserves owned directly by the Borrower or any Guarantor included in the Borrowing Base, a projection of the rate of production and net operating income with respect thereto, as of a specified date, and such other information as is customarily obtained from and provided in such reports, in form and substance reasonably satisfactory to the Administrative Agent, the Issuer and the Lenders. All Reserve Reports dated as of January 1, shall be prepared by an Approved Engineer, and all other Reserve Reports shall be prepared by either an Approved Engineer or by engineers employed by, or under contract to, the Borrower and certified by an Authorized Officer of the Borrower.

“Restricted Payment” means, with respect to any Person, any (a) dividend or distribution (in cash, property or obligations) on any shares of any class of such Person’s Capital Stock (now or hereafter outstanding) or on any warrants, options or other rights with respect to any shares of any class of such Person’s Capital Stock (now or hereafter outstanding) other than dividends or distributions payable in the common stock or membership interests or warrants to purchase such Person’s common stock or membership interests or splitups or reclassifications of such Person’s Capital Stock into additional or other shares of its common stock or membership interests; (b) purchase, redemption, sinking fund payment or other retirement of any shares of any class of such Person’s Capital Stock (now or hereafter outstanding), or warrants, options or other rights with respect to any shares of any class of its Capital Stock (now or hereafter outstanding); (c) payment or prepayment of principal of, or make any payment of interest on, any Indebtedness on any day other than the stated, scheduled date for such payment or prepayment set forth in the documents and instruments memorializing such Indebtedness, or that would violate the subordination provisions of any such Indebtedness, or (d) deposit for any of the foregoing purposes.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Security Document” means, individually, the Guaranty and Collateral Agreement, any Mortgage, any security agreement, and any similar document securing the Obligations, including any such document delivered pursuant to Section 7.1.7. “Security Documents” means, as the context requires, any or all of the foregoing.

“Société Générale” is defined in the preamble.

“Solvent” means, with respect to any Person at any time, a condition under which: (a) the fair saleable value of such Person’s assets is, on the date of determination, greater than the total amount of such Person’s liabilities (including contingent and unliquidated liabilities) at such time; (b) such Person is able to pay all of its liabilities as such liabilities mature; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this definition (i) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability; (ii) the “fair saleable value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value, and (iii) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions.

“Stated Maturity Date” means August 28, 2017.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other entity of which more than 50% of the outstanding Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity (irrespective of whether at the time the Capital Stock or other ownership interests of any other class or classes of such corporation, limited liability company, partnership, or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority.

“Total Commitment Amount” means, as of any date of determination, an amount equal to the sum of all of the Lenders’ Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.2, Section 8.2 or Section 8.3 or otherwise adjusted in accordance with this Agreement. As of the Effective Date, the initial Total Commitment Amount is $50,000,000.

“Total Interest Expense” means, with respect to any period for which a determination thereof is to be made, the sum, without duplication, of (i) the aggregate amount of all interest accrued (whether or not paid) or capitalized during such period, on all Indebtedness plus (ii) the portion of any Capitalized Lease Liabilities allocable to interest expense in accordance with GAAP plus (iii) the interest portion of any deferred payment obligation minus (iv) to the extent included in the foregoing clause (i), the non-cash accretion of the discount and amortization of the fees payable hereunder to the Administrative Agent, the Issuer, the Lenders and the Arranger, all determined for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. If the Borrower or any Restricted Subsidiary shall acquire (including through a merger) or dispose of any Assets (including any Restricted Subsidiary) during such period, then Total Interest Expense shall be calculated after giving pro forma effect to such acquisition, merger, disposition or redesignation, as if such acquisition, merger, disposition or redesignation had occurred on the first day of such period.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“Undisclosed Administration” means in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision, if applicable law requires that such appointment is not to be publicly disclosed.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Pension Plan exceeds the fair market value of all assets of such Pension Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Pension Plan using the actuarial assumptions for funding purposes in effect under such Pension Plan, and (b) for a period of five years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Borrower or any member of the Controlled Group as a result of such transaction.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 6.8 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 7.2.12.

“Unused Availability” means at any time an amount equal to the excess of (i) the Facility Amount over (ii) the sum of (a) outstanding Loans plus (b) all Letter of Credit Liabilities.

“U.S. Person” means a “United States person” as defined in Section 7702(a)(30) of the Code.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by the Borrower or any Subsidiary of the Borrower.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule, each Loan Document and each notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

Section 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those United States generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in Section 6.5. In the event any change in GAAP after the date hereof would materially affect the calculation of the financial covenants contained in Section 7.2.4, the Borrower and the Lenders agree to enter into good faith negotiations for an agreement to revise such financial covenants or the definitions of terms used therein to take into account such changes in GAAP; provided, however, that until the Borrower, the Administrative Agent and the Required Lenders have entered into such an agreement, such financial calculations shall continue to be made in accordance with GAAP as in effect immediately prior to such change.

Section 1.5. Additional Rules of Construction. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other agreement or instrument shall mean such Loan Document, agreement or instrument as amended, restated, supplemented or otherwise modified from time to time and any reference in this Agreement to any Person shall include a reference to such Person’s successors-in-interest.

Section 1.6. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

THE COMMITMENTS, BORROWING PROCEDURES, NOTES,

LETTERS OF CREDIT AND BORROWING BASE

Section 2.1. The Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans and participate in Letters of Credit, and the Issuer agrees to issue Letters of Credit, as described in this Section 2.1.

Section 2.1.1. Loan Commitment. On the terms and subject to the conditions of this Agreement (including Article V) and subject to the limitation contained in Section 2.1.4, each Lender hereby severally agrees to make loans to the Borrower (relative to such Lender, and of any type, its “Loans”) from time to time on any Business Day occurring prior to the Commitment Termination Date, equal to such Lender’s Percentage of the aggregate amount of the Borrowing requested by the Borrower to be made on such Business Day. On the terms and conditions hereof, the Borrower may from time to time borrow, repay, prepay and reborrow Loans.

Section 2.1.2. Commitment to Issue Letters of Credit. The Issuer agrees to issue under the several responsibilities of the Lenders in accordance with their respective Percentages, from time to time after the Effective Date and until the Letter of Credit Commitment Termination Date, one or more standby letters of credit (herein collectively called the “Letters of Credit” and individually called a “Letter of Credit”) for the account of the Borrower or any other Obligor, in the name of the Borrower or any other Obligor. Each Letter of Credit shall be denominated in Dollars, shall be payable only upon presentation of sight drafts or other forms of demand together with any other documents which may be required to be presented at the time of any drawing thereunder (the exact wording of any such documents, if any, having been specified in, or attached as a copy to, the relevant Letter of Credit Request), and shall be otherwise upon such terms as the Borrower may specify in a Letter of Credit Request delivered to the Issuer at least three (3) Business Days (or such shorter period as may be agreed among the Issuer, the Administrative Agent and the Borrower) before the proposed date of issuance thereof. Each Letter of Credit must be in form and substance satisfactory to the Issuer and shall have a fixed expiration date occurring not later than one (1) year after the date of the issuance thereof, provided that each Letter of Credit may contain provisions to extend the expiry thereof automatically for one or more successive periods of not more than one year each; provided, however, that in no event shall any Letter of Credit provide for an expiry (including any evergreen provision) later than five (5) Business Days prior to the Stated Maturity Date. It is understood by the parties hereto that for all purposes of this Agreement, each renewal, if applicable, of a Letter of Credit shall be considered an issuance thereof and the Borrower shall be required to comply with all the provisions of this Agreement with respect to any such renewal to the same extent as if a new Letter of Credit was being issued on such renewal date. Upon fulfillment of the applicable conditions set forth in Article V with respect to such Letter of Credit and subject to the terms hereof, the Issuer shall issue such Letter of Credit promptly to the requested beneficiary and give to the Lenders prompt written notice (in reasonable detail) of such issuance. Promptly after the issuance of, or amendment to, a Letter of Credit, the Issuer shall notify the Administrative Agent and the Borrower, in writing, of such issuance or amendment, and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall notify the Lenders in writing of such issuance or amendment and, upon receipt of written request from a Lender, shall provide such Lender with copies of such issuance or amendment.

Section 2.1.3. Purchase and Sale of Participations in Each Letter of Credit. Upon the terms and subject to the conditions of this Agreement, each Lender hereby purchases from the Issuer, and the Issuer hereby sells to each such Lender, an undivided participation in and to each Letter of Credit and the obligations of the Borrower under this Agreement with respect thereto equal to its respective Percentage. The Borrower agrees that each Lender purchasing a participation from the Issuer pursuant to this Section 2.1.3 may exercise all its rights to payment against the Borrower including the right of setoff, with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.1.4. Lenders Not Permitted or Required to Make Loans. No Lender shall be permitted or required to make any Loan and the Borrower shall not be permitted to effectuate a reduction in the Facility Amount pursuant to Section 2.2 if, after giving effect thereto,

(a) the aggregate outstanding principal amount of all Loans of all Lenders plus the aggregate amount of all Letter of Credit Liabilities would exceed the Facility Amount, or

(b) the aggregate outstanding principal amount of all Loans of such Lender plus the aggregate amount of all of the Letter of Credit Liabilities of such Lender would exceed the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Percentage of the Borrowing Base then in effect.

Section 2.1.5. Issuer Not Permitted or Required to Issue Letters of Credit. The Issuer shall not be permitted or required to issue any Letter of Credit, nor shall the Borrower be permitted to effectuate any reduction in the Letter of Credit Facility Amount pursuant to Section 2.2 if, after giving effect thereto,

(a) the aggregate amount of all Letter of Credit Liabilities would exceed the Letter of Credit Facility Amount,

(b) the aggregate amount of all outstanding Loans plus all Letter of Credit Liabilities would exceed the Facility Amount, or

(c) the aggregate amount of all outstanding Loans of any Lender plus all Letter of Credit Liabilities of such Lender would exceed the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Percentage of the Borrowing Base then in effect.

Section 2.2. Reduction of Total Commitment Amount. The Borrower may, from time to time on any Business Day occurring after the time of the initial extension of credit hereunder, voluntarily reduce the Total Commitment Amount; provided, however, that all such reductions shall require at least five (5) Business Days’ prior notice to the Administrative Agent and shall be permanent, and any partial reduction of the Total Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000, and shall reduce the Commitments of the Lenders on a pro rata basis in accordance with each Lender’s Percentage. Any optional reduction of the Total Commitment Amount pursuant to this Section 2.2 that reduces the Total Commitment Amount below the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount to an aggregate amount not in excess of the Total Commitment Amount, as so reduced, without any further action on the part of the Issuer.

Section 2.3. Borrowing Procedures for Loans. (a) By delivering a Borrowing Request to the Administrative Agent on or before (i) 12:00 noon, New York time in the case of Base Rate Loans one Business Day prior to the Business Day on which such Borrowing is to be made, and (ii) 12:00 noon, New York time in the case of a LIBO Rate Loan three (3) Business Days prior to the Business Day on which such Borrowing is to be made, the Borrower may from time to time irrevocably request that a Borrowing be made in a minimum amount of $500,000 and an integral multiple of $100,000, or in the unused amount of the Commitments. The Administrative Agent at its option may accept telephonic requests for Loans, provided that such acceptance shall not constitute a waiver of the Administrative Agent’s right to delivery of a Borrowing Request in connection with subsequent Loans. Any telephonic request for a Loan by the Borrower shall be promptly confirmed by submission of a properly completed Borrowing Request to the Administrative Agent. On the terms and subject to the conditions of this Agreement, each Borrowing comprised of Loans shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 12:00 noon (New York time) on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request by no later than 12:00 noon New York City time on such Business Day. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent

Section 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 noon, New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three (3) Business Days’ notice in the case of any Loans being converted into or continued as a LIBO Rate Loans and one (1) Business Day’s notice in the case of any Loan being converted into or continued as a Base Rate Loan, that all or any portion in an aggregate minimum amount of $500,000 and an integral multiple of $100,000 of any Loans to the Borrower be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of LIBO Rate Loans, converted on the last day of the then current Interest Period into a Base Rate Loan or continued as a LIBO Rate Loan (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a LIBO Rate Loan having an Interest Period of one month except as provided in clause (ii) of the proviso to this Section 2.4); provided, however, that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders to the Borrower, (ii) no portion of the outstanding principal amount of any Loans may be so continued as, or be so converted into, LIBO Rate Loans when any Default has occurred and is continuing, and (iii) the continuation of a LIBO Rate Loan or the conversion of one type of Loan into another type of Loan pursuant to this Section 2.4 shall not constitute a Borrowing for purposes of Section 5.2 or Article VI of this Agreement.

Section 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligations of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

Section 2.6. Evidence of Loans; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The Register and the corresponding entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a Note. In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.11.1) be represented by one or more Notes in such form payable to the payee named therein or its registered assigns.

Section 2.7. Certain Provisions Relating to the Letters of Credit.

Section 2.7.1. Borrower’s Agreement to Repay Letter of Credit Drawings. The Borrower hereby agrees to reimburse the Issuer, forthwith, for each payment or disbursement made by the Issuer to settle its obligations under any draft drawn under any Letter of Credit (i) on the day of such disbursement, if the Borrower has received notice of such disbursement by 10 a.m. New York City time, or (ii) on the next Business Day after the day of such disbursement, if the Borrower has not received notice of such disbursement by 10 a.m. New York City time, with interest on the amount so paid or disbursed by the Issuer from and including the date of payment or disbursement to but not including the date the Issuer is reimbursed therefor, at a rate per annum (computed on the basis of a year consisting of 365, or where appropriate 366, days) equal to the rate set forth in Section 3.2.1(a). In the event the Issuer is not reimbursed by the Borrower in a timely manner as set forth above, or if the Issuer must for any reason return or disgorge such reimbursement, the Lenders shall, on the terms and subject to the conditions of this Agreement, fund the reimbursement obligation therefor by making Base Rate Loans as provided in Section 2.1.1 to the Borrower (the Borrower being deemed to have given a timely Borrowing Request therefor for such amount and the conditions set forth in Section 5.2.1 being deemed to have been satisfied) by the Lenders making payment to the Issuer’s account; provided, however, for the purpose of determining the availability of the Commitments to make Loans immediately prior to giving effect to the application of the proceeds of such Loans, such reimbursement obligation shall be deemed not to be outstanding at such time. The Issuer agrees to provide to the Borrower prompt notice of any such payment or disbursement made by the Issuer or Loans made by the Lenders; provided that the Issuer’s failure to provide such prompt notice shall not limit or impair in any way the Borrower’s obligations hereunder other than as set forth above in clause (ii). The Borrower’s obligation to reimburse the Issuer forthwith under this Section 2.7.1 for payments and disbursements made by the Issuer under any Letter of Credit shall be irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuer, or the legality, validity, regularity or enforceability of such Letter of Credit; provided, however, the Borrower shall not be obligated to reimburse the Issuer for any wrongful payment or disbursement made by the Issuer under any Letter of Credit which payment occurs as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer or any of its officers, employees or agents determined by a court of competent jurisdiction in a final non-appealable judgment (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ISSUER BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE, REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).

Section 2.7.2. Reimbursement Obligations of the Lenders under the Letters of Credit. If the Borrower shall fail pursuant to the terms of Section 2.7.1 hereof forthwith to reimburse the Issuer for each payment or disbursement made by the Issuer to settle its obligations under any draft drawn under any Letter of Credit and the Lenders shall not have made or are not permitted to make Loans as provided in Section 2.7.1 to fund such reimbursement obligation, then upon demand by the Issuer each Lender shall forthwith make available to the Issuer at its office indicated on its signature page hereto (or at such other address designated by the Issuer to the Administrative Agent) immediately available funds in an amount equal to such Lender’s pro rata share (according to its respective Percentage) of the amount so paid or disbursed by the Issuer. Each Lender shall jointly and severally indemnify and hold harmless the Issuer from and against any and all losses, liabilities (including, without limitation, liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) resulting from any failure on the part of such Lender to provide, or from any delay in providing, the Issuer with such Lender’s share of the amount of any payment or disbursement made by the Issuer to settle its obligations under any draft drawn under any Letter of Credit in accordance with the provisions of the preceding sentence.

The obligation of each Lender to provide the Issuer with such Lender’s pro rata share of the amount of any payment or disbursement made by the Issuer to settle its obligations under any draft drawn under any Letter of Credit in accordance with the provisions of the preceding paragraph shall be absolute and unconditional under any and all circumstances and irrespective of any set off, withholding, abatement, reduction, counterclaim or defense to payment which such Lender may have or have had against the Issuer, including, without limitation, any defense based upon the occurrence of any Default, any draft, demand or certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of the demand for payment under such Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of such Letter of Credit or any failure of any disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such disbursement; provided, however, that no Lender shall be obligated to reimburse the Issuer pursuant to the preceding provisions of this Section 2.7.2 for any wrongful payment or disbursement made by the Issuer under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer or any of its officers, employees or agents determined by a court of competent jurisdiction in a final non-

appealable judgment (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ISSUER BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE, REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).

Section 2.7.3. Action Upon Occurrence of Default. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur and be continuing, the Borrower shall automatically, without demand or request, and if any other Event of Default shall occur and be continuing, the Borrower shall, if requested by the Administrative Agent or the Required Lenders, in either case, immediately deposit with and pledge to the Administrative Agent cash or Cash Equivalent Investments satisfactory to the Administrative Agent, in an amount equal to the outstanding Letter of Credit Liabilities as security for the Obligations.

Section 2.7.4. Cash Collateral Procedures. Any amounts so received by the Administrative Agent pursuant to the provisions of Section 2.7.3, Section 2.7.7, or Section 3.1(b) shall be held as collateral security first for the repayment of all Obligations in connection with the Letters of Credit and second for the repayment of all other Obligations. All amounts being held pursuant to this Section 2.7.4 shall, until their application to any Obligations or their return to the Borrower, as the case may be, at the written request of an Authorized Officer of the Borrower, be invested in Cash Equivalent Investments designated by the Borrower and reasonably satisfactory to the Administrative Agent but under the sole dominion and control of the Administrative Agent. Such amounts and such Cash Equivalent Investments shall be held by the Administrative Agent as additional collateral security for, and the Borrower hereby grants to the Administrative Agent and its bailees for the benefit of the Administrative Agent, the Issuer and the Lenders a security interest in such amounts and such Cash Equivalent Investments (including all interest thereon and all proceeds thereof) and any deposit or securities accounts in which such amounts or Cash Equivalent Investments are held to secure, the repayment of the Obligations under and in connection with the Letters of Credit and all other Obligations. Any losses, net of earnings, and reasonable fees and expenses of such Cash Equivalent Investments shall be charged against the principal amount invested. None of the Administrative Agent, the Issuer and the Lenders shall be liable for any loss resulting from any Cash Equivalent Investment made by the Administrative Agent, whether at the Borrower’s request or otherwise. The Administrative Agent is not obligated hereby, or by any other Loan Documents, to make or maintain any Cash Equivalent Investment, except upon timely written request by an Authorized Officer of the Borrower. If and to the extent that (a) the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to Letter of Credit Liabilities in connection with any prepayment pursuant to Section 3.1, upon the cure or waiver of all Events of Default, or (b)(i) all Obligations have been fully paid and satisfied, and (ii) the commitments and obligations of the Issuer and the Lenders under the Letters of Credit and this Agreement have terminated, in each case, the Administrative Agent shall promptly return to the Borrower by wire transfer in immediately available funds, all amounts previously paid to the Administrative Agent by the Borrower pursuant to Section 2.7.3, Section 2.7.7, or Section 3.1(b) together with interest thereon, if any, not theretofore applied to reduce amounts payable by the Borrower to the Administrative Agent, the Issuer or any Lender under this Agreement or any other Loan Document.

Section 2.7.5. Nature of Reimbursement Obligations. The Borrower shall assume, and, to the extent set forth in Section 2.7.2 each Lender shall severally assume its pro rata share of, all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct or that of any of its officers, employees or agents as determined by a court of competent jurisdiction in a final non-appealable judgment) shall not be responsible for (a) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, ineffective or forged; (b) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit, including failure of any documents to bear adequate reference to such Letter of Credit; (d) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise; (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a payment or disbursement under a Letter of Credit or of the proceeds thereof; (f) the use that may be made of any Letter of Credit or of any acts of any beneficiary or transferee in connection therewith; (g) any error, neglect, default, suspension or insolvency, of any of the Issuer’s correspondents; (h) errors in translation or for errors in interpretation of technical terms; or (i) any other circumstance whatsoever in making or failing to make payment under a Letter of Credit. None of the foregoing shall affect, impair, or prevent the vesting of any of the rights or powers granted the Administrative Agent, the Issuer or any Lender hereunder. In furtherance and extension, and not in limitation or derogation, of any of the foregoing, any action taken or omitted to be taken by the Issuer in connection with a Letter of Credit in good faith (and not constituting gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment) shall be binding upon the Borrower and each Lender and shall not put the Issuer under any resulting liability to the Borrower or any Lender, as the case may be (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ISSUER BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE, REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).

Section 2.7.6. Indemnity. In addition to amounts payable as elsewhere provided in this Section 2.7, the Borrower hereby indemnifies, exonerates and holds the Issuer, the Administrative Agent and each other Lender Party harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether such Issuer, the Administrative Agent or such Lender Party is a party to the action for which indemnification is sought), including reasonable attorneys’ fees and disbursements, which such Issuer, the Administrative Agent or such Lender Party may incur or be subject to as a consequence, direct or indirect, of the issuance of the Letters of Credit, other than, as to each such indemnified party, as a result of the gross negligence or willful misconduct of such indemnified party, as the case may be, as determined by a court of competent jurisdiction, or the failure of such Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ISSUER AND EACH OTHER LENDER PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE, REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).

Section 2.7.7. Defaulting Lender. Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, and if any Letter of Credit Liabilities exist at the time a Lender becomes a Defaulting Lender then:

(a) all or any part of such Letter of Credit Liabilities of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Percentage) but only to the extent (x) the sum of all non-Defaulting Lenders’ Loans plus all non-Defaulting Lenders’ Letter of Credit Liabilities plus such Defaulting Lender’s Letter of Credit Liabilities does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.2 are satisfied at such time (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and

(b) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.7.4 for so long as such Letter of Credit Liability is outstanding;

(c) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Liability pursuant to Section 2.7.4, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3.3 with respect to the cash collateralized portion of such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are cash collateralized;

(d) if the Letter of Credit Liabilities of the non-Defaulting Lenders are reallocated pursuant to Section 2.7.7, then the fees payable to the Lenders pursuant to Section 3.3.3 shall be adjusted to give effect to such reallocations in accordance with such non-Defaulting Lenders’ Percentages; or

(e) if any Defaulting Lender’s Letter of Credit Liabilities is neither cash collateralized nor reallocated pursuant to Section 2.7.7, then, without prejudice to any rights or remedies of the Issuer or any Lender hereunder, all letter of credit fees payable under Section 3.3.3 with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuer until such Letter of Credit Liabilities are cash collateralized and/or reallocated;.

Section 2.8. Borrowing Base.

Section 2.8.1. Determination of the Borrowing Base. During the period from the date hereof to the date of the first determination of the Borrowing Base pursuant to the provisions of Section 2.8.2 or Section 2.8.3, the initial amount of the Borrowing Base has been set by the Administrative Agent and acknowledged by the Borrower and agreed to by the Lenders to be $50,000,000.

Section 2.8.2. Redetermination of Borrowing Base. The Borrowing Base shall be redetermined semiannually on or about April 30 and October 31 of each year (commencing April 30, 2015) as provided below provided that in addition to the foregoing, the Borrowing Base shall be redetermined on or about December 1, 2014. Upon delivery of any Reserve Report required by Section 7.1.1(m) and such other reports, data and supplemental information as may, from time to time, be reasonably requested by the Administrative Agent and the Lenders, an Authorized Officer shall deliver a certificate certifying that, to such officer’s Knowledge, (A) the factual information upon which such Reserve Report is based is true and correct in all material respects, (B) the certificate identifies the Oil and Gas Properties covered by such Reserve Report that have not been previously included in any prior Reserve Report, and (C) the Mortgaged Properties constitute not less than 80% of the present value of the Proved Reserves (whether developed or undeveloped) set forth in such Reserve Report. The Administrative Agent shall, within forty-five (45) days of receipt of the certificate and other items listed in the preceding sentence, evaluate the information contained in the Reserve Reports and other information and shall recommend in writing to the Lenders a new Borrowing Base determined in the Administrative Agent’s sole discretion in accordance with its customary practices and standards for oil and gas lending as in effect at such time (the “Recommended Borrowing Base”). Within fifteen (15) days after their receipt of the Recommended Borrowing Base, each Lender shall give the Administrative Agent written notice of whether such Lender approves the Recommended Borrowing Base, and if such Lender does not approve the Recommended Borrowing Base, then the maximum amount of the Borrowing Base acceptable to such Lender; provided, however, that failure by any Lender to reject in writing the Recommended Borrowing Base within such fifteen (15) day period shall be deemed an approval of such Recommended Borrowing Base by such Lender. For any redetermination of the Borrowing Base that would, if approved, result in an increase of the then-effective Borrowing Base, the approval of all of the Lenders shall be required. For any other redetermination of the Borrowing Base, the approval of the Required Lenders shall be required. In the event that all of the Lenders or the Required Lenders, as applicable, shall approve the Recommended Borrowing Base, the Administrative Agent shall, by written notice to each Lender and the Borrower, designate the Recommended Borrowing Base as the Borrowing Base, which shall become effective on the date specified in such written notice; provided, however, that in the event that the Recommended Borrowing Base would, if approved, result in an increase of the then-effective Borrowing Base and one or more of the Lenders shall disapprove such Recommended Borrowing Base but the Required Lenders shall approve such Recommended Borrowing Base, then the Administrative Agent shall, by written notice to each Lender and the Borrower, designate as the Borrowing Base the greater of (1) the maximum amount resulting in an increase of the then-effective Borrowing Base that was approved by all the Lenders and (2) the maximum amount equal to or less than the then-effective Borrowing Base that was approved by the Required Lenders. Anything herein contained to the contrary notwithstanding, (i) any determination or redetermination of the Borrowing Base that increases the Borrowing Base must be approved by all the Lenders and (ii) any determination or redetermination of the Borrowing Base that decreases or continues the Borrowing Base at the same level must be approved by Lenders comprising at least the Required Lenders; it being understood that neither the Administrative Agent nor the Lenders have any commitment or obligation whatsoever to increase the Borrowing Base to any amount in excess of $50,000,000; and nothing herein contained shall be construed to be a commitment to increase the Borrowing Base.

Section 2.8.3. Special Redetermination of Borrowing Base. In addition to the redeterminations of the Borrowing Base required pursuant to Section 2.8.2, the Borrower and the Administrative Agent each shall have the right to request a special redetermination of the Borrowing Base in its sole discretion at any time and from time to time but not more often than one (1) time each between any two consecutive scheduled redeterminations of the Borrowing Base. Following receipt of a request for a special redetermination in accordance with this Section 2.8.3, the Borrowing Base shall be redetermined in accordance with Section 2.8.2, based on the most recent Reserve Report delivered to the Administrative Agent by the Borrower and such other reports and data as the Administrative Agent may reasonably request. If the special redetermination results in a decrease in the Borrowing Base such that a Borrowing Base Deficiency exists after giving effect to such redetermined Borrowing Base, the Borrower shall comply with Section 3.1(c).

Section 2.8.4. General Provisions With Respect to the Borrowing Base. For the purposes of this Agreement, the Borrowing Base determined by the Administrative Agent and the Lenders from time to time may be, until the date of the next Borrowing Base redetermination or adjustment, pursuant the terms of this Agreement, at the discretion of the Borrower, the amount requested by the Borrower, such requested amount not to be less than the sum of the aggregate principal amount of the Loans and the aggregate face amount of the Letters of Credit outstanding to the Borrower.

Section 2.8.5. Other Reductions in Borrowing Base. In addition to adjustments provided in this Section 2.8, the Borrowing Base may be reduced from time to time as provided in Sections 7.1.6 and 7.1.7(e).

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.1. Repayments and Prepayments. The Borrower hereby unconditionally promises to repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date. Prior thereto, the Borrower:

(a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans of the Borrower; provided, however, that (i) any such prepayment shall be made pro rata among Loans to the Borrower of the same type and, if applicable, having the same Interest Period, of all Lenders; (ii) if the Borrower makes such prepayment of any LIBO Rate Loan on any day other than the last day of the Interest Period for such Loan then the Borrower shall be responsible for the increased cost to the Lenders as provided more fully in Section 4.4; (iii) all such voluntary prepayments shall require at least three (3) but no more than five (5) Business Days’ prior written notice to the Administrative Agent in the case of LIBO Rate Loans and same day written notice to the Administrative Agent in the case of Base Rate Loans; and (iv) all such voluntary partial prepayments shall be in an aggregate minimum amount of $500,000 and an integral multiple of $100,000, or in the full amount of Loans outstanding, if such amount is less than the amounts required by this clause (iv);

(b) shall, on each date when any reduction in or termination of the Commitments shall become effective (including any reduction in or termination of the Total Commitment Amount pursuant to Section 2.2), and on each date when the outstanding aggregate principal amount of all Loans and Letter of Credit Liabilities, exceeds the Total Commitment Amount (other than as a result of a Borrowing Base Deficiency), first, make a mandatory prepayment in an amount at least equal to the aggregate outstanding principal amount of all Loans in excess of the Total Commitment Amount as reduced or terminated, and, if such mandatory prepayment was not sufficient to reduce the unpaid principal balance of the Loans to an amount that, when added to Letter of Credit Liabilities, does not exceed the Total Commitment Amount as reduced or terminated, then second, deposit cash collateral with the Administrative Agent as security for the Obligations in accordance with Section 2.7.4, such prepayments and cash deposits to be in an amount equal to the excess, if any, of the aggregate, outstanding principal amount of all Loans and Letter of Credit Liabilities over the Total Commitment Amount as so reduced or terminated;

(c) shall, within ten (10) Business Days of receipt of notice from the Administrative Agent that a Borrowing Base Deficiency then exists, (i) make a mandatory prepayment equal to the amount of the Borrowing Base Deficiency, (ii) elect to make payments in equal monthly installments over a period not to exceed six (6) months, provided that such installments, taken together and after giving effect to any actions taken pursuant to subclauses (i) or (iii) hereto, shall equal the amount of such remaining Borrowing Base Deficiency, (iii) notify the Administrative Agent that it shall execute and deliver, or cause one or more Guarantors to execute and deliver, to the Administrative Agent within thirty (30) days from and after receipt by the Borrower of notice of the Borrowing Base Deficiency, supplemental or additional Security Documents, in form and substance reasonably satisfactory to the Administrative Agent securing payment of the Obligations and covering other Properties of the Borrower or such Guarantor, as applicable, including additional Oil and Gas Properties directly owned by the Borrower or such Guarantor that are not then covered by any Security Document and that are of a type and nature satisfactory to the Administrative Agent, and having a value (as determined by the Administrative Agent and the Lenders in their sole discretion), in addition to other Oil and Gas Properties already subject to a Mortgage, in an amount at least equal to the Borrowing Base Deficiency; provided, that if the Borrower shall elect to execute and deliver (or cause one or more Guarantors to execute and deliver) supplemental or additional Security Documents to the Administrative Agent pursuant to subclause (iii) of this Section 3.1(c), it shall provide concurrently within such thirty (30) day period to the Administrative Agent descriptions of the additional assets to be mortgaged or pledged thereby (together with current valuations, engineering reports, title evidence or opinions applicable thereto and other documents (including opinions of counsel) reasonably requested by the Administrative Agent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) or (iv) notify the Administrative Agent that the Borrower will implement a combination of the actions described in the foregoing subclauses (i) through (iii) (and thereafter implement such actions in accordance with subclauses (i) through (iii), as applicable); and further provided that if the Administrative Agent has not received within such ten (10) Business Day period the required notice from the

Borrower that the Borrower shall take the actions described in subclause (iii) within such thirty (30) day period, then without any necessity for notice to the Borrower or any other person, the Borrower shall be deemed to have elected to make mandatory prepayments pursuant to subclause (ii) over the maximum six (6) month period;

(d) shall, immediately upon (i) the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower or any other Obligor, or (ii) the occurrence and continuance of any other Event of Default and the declaration of the Loans to be due and payable pursuant to Section 8.3, repay all Loans and deposit cash collateral (in accordance with Section 2.7.4) with the Administrative Agent as security for the Letter of Credit Liabilities, unless, pursuant to Section 8.3, only a portion of all Loans and Letters of Credit is so accelerated; and

(e) shall, on the first Business Day following any disposition of Assets of the Borrower or any other Obligor (other than Dispositions permitted by Section 7.2.9(a), (b), (c) and (f), including any Capital Stock owned by the Borrower or any other Obligor), permitted by Section 7.2.9, make a payment equal to 100% of the Net Cash Proceeds received from such disposition to be applied to the outstanding Loans (or deposited as cash collateral with the Administrative Agent as security for the Letter of Credit Liabilities); provided, however, that if no Borrowing Base Deficiency shall exist as a result of such disposition and no Event of Default has occurred and is continuing, then the Borrower may retain such funds and such payment shall not be required. For the avoidance of doubt, the foregoing provisions of this clause (e) shall not constitute, or be deemed to constitute, consent by the Administrative Agent or any Lender to any such disposition or to any release of any Liens on any Collateral Property.

Each prepayment of any Loan made pursuant to this Section shall be without premium or penalty, except for reimbursements as may be required by Section 4.4. No prepayment of principal of any Loans shall cause a reduction in the Total Commitment Amount. All amounts paid pursuant to this Section shall be applied first as prepayments on the Loans and, to the extent all Loans are repaid, any excess amount shall be transferred to the Administrative Agent to be held as cash collateral for the Obligations and applied thereto pursuant to Section 2.7.4.

Section 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable by the Borrower in accordance with this Section 3.2.

Section 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing to the Borrower accrue interest at a rate per annum:

(a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin with respect to Base Rate Loans;

(b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin with respect to LIBO Rate Loans.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

Section 3.2.2. Post-Default Rates. If an Event of Default has occurred and is continuing, then all Loans outstanding, the aggregate Letter of Credit Liabilities and all other Obligations owing to the Lender Parties shall bear interest, after as well as before judgment, at a rate per annum equal to the sum of (x) the rate applicable to such Loans or Letter of Credit Liabilities (including the Applicable Margin) plus (y) 2.00%, but in no event to exceed the Highest Lawful Rate, (the “Default Rate”).

Section 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication, by the Borrower: (a) on the Stated Maturity Date; (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan; (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date; (d) with respect to LIBO Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed 90 days, on the 90th day of such Interest Period); (e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and (f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration. Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) or after the occurrence of an Event of Default shall be payable by the Borrower upon demand.

Section 3.3. Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

Section 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender), for the period commencing on the date hereof and continuing through the final Commitment Termination Date, a commitment fee equal to (i) such Lender’s Percentage of the sum of the average daily unused portion of the Facility Amount during the period preceding each Quarterly Payment Date and occurring on or after the prior Quarterly Payment Date, multiplied by the Applicable Commitment Fee Rate. Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Commitment Termination Date.

Section 3.3.2. Fees Pursuant to Engagement Letter. The Borrower agrees to pay to the Administrative Agent and the Arranger for their own respective accounts as provided in any Engagement Letter all fees set forth therein on the dates and in the amounts set forth therein.

Section 3.3.3. Letter of Credit Standby Fee Payable to Lenders. The Borrower agrees to pay a fee to the Administrative Agent for the account of the Lenders (including any Lender that is also the Issuer, but excluding any Defaulting Lender), to be distributed ratably (in accordance with their respective Percentages), for each Letter of Credit for the period from and including the date of the issuance of such Letter of Credit to (but excluding) the date upon which such Letter of Credit expires or terminates in accordance with its terms, at a per annum rate equal to the Applicable Margin from time to time in effect with respect to Letters of Credit, on the daily undrawn face amount of such Letter of Credit during the applicable period. Such fee shall be payable in arrears on each Quarterly Payment Date, with the first such payment to be made on the first Quarterly Payment Date following the issuance of such Letter of Credit.

Section 3.3.4. Letter of Credit Fronting Fee Payable to Issuer. The Borrower agrees to pay to the Issuer for its own account a fronting fee for each Letter of Credit at a per annum rate equal to one-eighth of one percent (1/8 of 1%) of the daily undrawn face amount of such Letter of Credit but not less than $500 (per annum) for each Letter of Credit. Such fee shall be payable in arrears on each Quarterly Payment Date, with the first such payment to be made on the first Quarterly Payment Date following the issuance of such Letter of Credit. In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuer for such normal and customary costs and expenses as are incurred by the Issuer in issuing, effecting payment under, transferring, amending or otherwise administering any Letter of Credit.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

Section 4.1. Fixed Rate Lending Unlawful. If any Lender shall determine that any Change in Law after the Effective Date makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all such Lender’s LIBO Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

Section 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that (a) Dollar deposits in the relevant amount or for the relevant Interest Period (or both) are not available in the relevant market; or (b) by reason of circumstances affecting the relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, (x) the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and (y) all LIBO Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto.

Section 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost (other than an increase attributable to Taxes) to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, and in any event, within 180 days, after it obtains knowledge thereof and determines to request such compensation such notice to state, in reasonable detail, the reasons therefor, the additional amount required fully to compensate such Lender for such increased cost or reduced amount and the basis upon which such amount is computed (and including calculations in reasonable detail). Such additional amount shall be payable by the Borrower directly to such Lender within ten (10) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be presumed correct. The Borrower shall not be obligated to pay for any such amounts if such Lender does not notify the Borrower that such additional amounts are owing within 180 days of the date such Lender obtains knowledge thereof.

Section 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of: (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise; (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor, or (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within ten (10) days of its receipt thereof, pay directly to such Lender such amount as will reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive.

Section 4.5. Requirements of Law. (a) If any Change in Law does or shall:

(i) subject Issuer, any Lender or Administrative Agent to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any other Loan Document, any Note, any Loan or any Letter of Credit made by it (excluding, in each case, Indemnified Taxes and Excluded Taxes); (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, Issuer, any Lender or Administrative Agent or any office thereof which is not otherwise included in the determination of the LIBO Rate; or (iii) impose on Issuer, any Lender or Administrative Agent or the London interbank market any other condition, cost or expense (other than Taxes); and the result of any of the foregoing is to increase the cost to such Issuer, Lender or Administrative Agent of making, converting into, continuing or maintaining any Loan or of maintaining its obligations to make any such Loan, or issuing, providing and maintaining Letters of Credit or holding an interest in Issuer’s obligations thereunder (or of maintaining its obligation to issue, provide, maintain or hold in interest in any Letter of Credit), or to reduce any amount receivable by Issuer, any Lender or Administrative

Agent in respect thereof (whether of principal, interest, fees or any other amount); then, in any such case, the Borrower shall promptly, after receiving notice as specified in clause (c) of this Section 4.5, pay such Issuer, Lender or Administrative Agent such additional amount or amounts as will compensate such Issuer, Lender or Administrative Agent for such increased cost or reduced amount receivable plus any Taxes thereon.

(a) If Issuer or any Lender shall have determined that any Change in Law affecting such Issuer or Lender or any lending office of such Person or such Person’s holding company, if any, regarding capital or liquidity requirements, or in the interpretation or application thereof, or compliance by Issuer or such Lender or any corporation controlling such Issuer or Lender with any request or directive regarding capital adequacy or in the interpretation or application thereof or (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Person’s or such holding company’s or corporation’s capital as a consequence of its obligations hereunder, or the Loans made by, or Letters of Credit issued by or participated in by such Issuer or Lender, to a level below that which such Issuer or Lender or such holding company or such corporation could have achieved but for such Change in Law or compliance (taking into consideration such Person’s policies with respect to capital adequacy), then from time to time, the Borrower shall promptly pay to such Issuer or Lender such additional amount or amounts as will compensate such Issuer or Lender or such holding company or corporation for such reduction plus any Taxes thereon.

(b) If Issuer or any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.5, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and such Issuer’s or Lender’s basis for the determination of any amount due. A certificate as to any additional amounts payable pursuant to this Section 4.5 submitted by Issuer or such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Issuer or Lender the amount shown as due on any such certificate within 10 days after receipt thereof. The agreements in this Section 4.5 shall survive the termination of this Agreement and the payment of the Loans, the Letter of Credit Liabilities and all other amounts payable hereunder.

(c) Failure or delay on the part of Issuer or any Lender or Administrative Agent to demand compensation pursuant to this Section 4.5 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Agent pursuant to this Section 4.5 for any increased costs incurred or reductions suffered more than nine months prior to the date that Issuer or such Lender or Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Administrative Agent, Issuer and each Lender hereby agrees that, upon the occurrence of any circumstances entitling such Person to additional amounts pursuant to this Section 4.5, such Person shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Borrower, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Person, be otherwise disadvantageous to such Person in any respect.

Section 4.6. Taxes. (a) All payments by the Borrower of principal of, and interest on, the Loans, reimbursement of Letter of Credit Liabilities and all other amounts payable hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes. In the event that any withholding or deduction from any payment to be made by a Withholding Agent hereunder is required in respect of any Indemnified Taxes pursuant to any applicable law, rule or regulation, then (i) the applicable Withholding Agent will pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) the applicable Withholding Agent will promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority; and (iii) the Borrower will pay to the Administrative Agent for the account of the Administrative Agent or the Issuer or such Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or the Issuer or such Lender will equal the full amount such Person would have received had no such withholding or deduction of Indemnified Taxes been required. Moreover, if any Indemnified Taxes are directly asserted against the Administrative Agent or the Issuer or any Lender with respect to any payment received by the Administrative Agent or the Issuer or such Lender hereunder, the Administrative Agent or the Issuer or such Lender may pay such Indemnified Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses (other than any such penalties, interest or expense as a result of acts or omissions constituting gross negligence)) as is necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) shall equal the amount such Person would have received had such Indemnified Taxes not been asserted.

If a Lender or the Issuer becomes aware that any such withholding or deduction from any payment to be made by the Borrower hereunder or under any other Loan Document is required, then such Lender shall promptly notify the Administrative Agent and the Borrower thereof stating the reasons therefor and the additional amount required to be paid under this Section. Each Lender and the Issuer shall execute and deliver to the Administrative Agent and the Borrower such forms as it may be required to execute and deliver pursuant to Section 4.6(b) and Section 4.6(c).

If the Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the Administrative Agent or the Issuer or such Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent or the Issuer or such Lender, as applicable, for any incremental Indemnified Taxes, interest or penalties that may become payable by the Administrative Agent or the Issuer or such Lender as a result of any such failure. For purposes of this Section 4.6, a payment hereunder by the Administrative Agent, the Issuer or any Lender to or for the account of the Administrative Agent, the Issuer or any Lender shall be deemed a payment by the Borrower.

Notwithstanding the foregoing, the Borrower shall not be required to indemnify the Administrative Agent, the Issuer or any Lender pursuant to this Section 4.6(a) for any Indemnified Taxes unless such Administrative Agent, Issuer, or Lender makes written demand on the Borrower for indemnification no later than nine (9) months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Administrative Agent, Issuer, or Lender for payment of such Indemnified Taxes, and (ii) the date on which such Administrative Agent, Issuer, or Lender has made payment of such Indemnified Taxes; provided that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(a) Each Lender shall, (i) on or before the day of the initial borrowing from each such Lender hereunder, and (ii) from time to time thereafter if requested by the Borrower or the Administrative Agent or required by applicable law, provide the Administrative Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States or any other taxing jurisdiction certifying as to such Lender’s status for purposes of determining whether such Lender is eligible for an exemption from or reduction of withholding taxes with respect to all payments to be made to such Lender hereunder and under the other Loan Documents or other documents satisfactory to such Lender, the Borrower and the Administrative Agent. Furthermore, any Lender, if requested by the Administrative Agent or the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Agent or the Borrower as will enable the Administrative Agent or the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly notify the Borrower and the Administrative Agent if at any time it determines that (i) it is no longer in a position to provide any certificate previously delivered by such Lender to the Borrower and the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose) or (ii) any certification it previously delivered expires or becomes obsolete or inaccurate in any respect and it shall update such certification or indicate in writing of its legal inability to do so.

(b) Each Lender that is a U.S. Person shall deliver to the Borrower (with a copy to the Administrative Agent) (i) on the day of the initial borrowing from each such Lender and (ii) from time to time thereafter if requested by the Borrower or the Administrative Agent or required by applicable law, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. backup withholding tax. In addition, each Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), (i) on or before the day of the initial borrowing from each such Lender and (ii) from time to time thereafter if requested by the Borrower or the Administrative Agent or required by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing:

(i) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W 8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Co Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W 8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(ii) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(c) If the Administrative Agent, a Lender or the Issuer determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.6, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.6 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuer, agrees to repay the amount paid over to the Borrower (plus any interest imposed by the relevant taxing authority) to the Administrative Agent, such Lender or the Issuer in the event the Administrative Agent, such Lender or the Issuer is required to repay such refund to such taxing authority.

(d) If the Borrower is required to pay any additional amount to any Lender or any taxing authority for the account of any Lender pursuant to Section 4.6, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.6 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(e) If a payment made to a Lender, the Issuer or the Administrative Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender, the Issuer or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, the Issuer or the Administrative Agent shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or the Administrative Agent, as applicable, as may be necessary for either the Borrower or the Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s, Issuer’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) For purposes of Section 4.6(b) and Section 4.6(c), the term “Lender” includes the Issuer.

Section 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders and the Issuer entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without set off, deduction or counterclaim, not later than 12:00 noon, New York time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender and the Issuer its share, if any, of such payments received by the Administrative Agent for the account of such Lender and the Issuer. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day that is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period” with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

Section 4.8. Sharing of Payments. (a) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set off or otherwise) on account of any Loan or any Letter of Credit Liability (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 and 4.6) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them and Letter of Credit Liabilities held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of the amount of such selling Lender’s required repayment to the purchasing Lender to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

Section 4.9. Set Off. Each of the Administrative Agent, the Issuer and each Lender shall, upon the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, have the right to appropriate and apply in set off to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each of the Administrative Agent, the Issuer and each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each of the Administrative Agent, the Issuer and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by the Administrative Agent, the Issuer or such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off under applicable law or otherwise) that the Administrative Agent, the Issuer or such Lender may have.

Section 4.10. Use of Proceeds. The Borrower shall apply the proceeds of each Borrowing in accordance with the first recital; without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U in violation of F.R.S. Board Regulation U.

Section 4.11. Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower to each Lender and the Issuer under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender or the Issuer limiting rates of interest that may be charged or collected by such Lender or the Issuer. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender or the Issuer then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (a) the provisions of this Section 4.11 shall govern and control; (b) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement, by such Lender or the Issuer shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender or the Issuer herein called the “Highest Lawful Rate”), and any excess shall be credited to the outstanding principal of the Loans by such Lender or the Issuer (or, if such consideration shall have been paid in full, such excess promptly refunded to the Borrower); (c) all sums paid, or agreed to be paid, to such Lender or the Issuer for the use, forbearance and detention of the Indebtedness of the Borrower to such Lender or the Issuer hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to Section 3.2 together with any other fees payable pursuant to this Agreement and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to such Lender or the Issuer pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender or the Issuer pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest which would have accrued to such Lender or the Issuer if a varying rate per annum equal to the interest provided pursuant to Section 3.2 had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section 4.11.

Section 4.12. Replacement of Lenders. Notwithstanding anything contained herein and in addition to the provisions regarding the replacement of Lenders under Section 10.1 and Section 10.14(g), if any Lender (a) declines to make a LIBO Rate Loan under Section 4.1, (b) elects to require payment by the Borrower of any amount under Section 4.3, Section 4.5 or any material amount under Section 4.6, or (c) affirmatively disapproves a Recommended Borrowing Base that, but for such Lender’s disapproval, would have been approved by all of the Lenders or the Required Lenders, as applicable, in accordance with Section 2.8.2, then, in each case, the Borrower may, within 60 days after the date of receiving notice thereof and so long as no Event of Default shall have occurred and be continuing, elect to terminate such Lender (for purposes of this paragraph, the “Terminated Lender”) as a party to this Agreement provided that, concurrently with such termination the Borrower shall (i) if the Administrative Agent, the Issuer, and each of the Lenders other than the Terminated Lender shall consent, which consent shall not be unreasonably withheld, pay the Terminated Lender all principal, interest and fees and other amounts owed to such Terminated Lender through such date of termination, or (ii) have arranged for an assignee acceptable to the Administrative Agent and the Issuer, which acceptance shall not be unreasonably withheld, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 10.11.1 and provided further that, prior to substitution for any Terminated Lender, the Borrower shall have given written notice to the Administrative Agent of such intention.

Section 4.13. Register; Notes. The Register shall be maintained on the following terms. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s Administrative Agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record the name of each Lender, each Lender’s Commitments, the Loans made by each Lender and each repayment in respect of the principal amount (and stated interest) of the Loans, annexed to which the Administrative Agent shall retain a copy of each Assignment and Assumption Agreement delivered to the Administrative Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of an Assignment and Assumption Agreement that has been executed by the requisite parties pursuant to Section 10.11. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

ARTICLE V

CONDITIONS TO BORROWING

Section 5.1. Effective Date. The obligations of the Lenders to fund the initial Borrowing, or of the Issuer to issue the initial Letters of Credit, shall not become effective until the prior or concurrent satisfaction (or waiver thereof in accordance with Section 10.1) of each of the conditions precedent set forth in this Section 5.1.

Section 5.1.1. Resolutions, etc. The Administrative Agent shall have received from each Obligor a certificate, dated as of the Effective Date (or the date of the initial Borrowing, if after the Effective Date), of its Secretary, Assistant Secretary or manager, certifying: (a) that attached thereto are true and correct copies of its Organic Documents, which Organic Documents remain in full force and effect as of such date; (b) that attached thereto are resolutions of its Board of Directors or other governing body then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes, and each other Loan Document to be executed by it; and (c) the incumbency and specimen signatures of those of its officers authorized to act with respect to each Loan Document executed by it, upon which certificate the Administrative Agent, the Issuer and each Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary or manager of such Obligor canceling or amending such prior certificate. The Administrative Agent shall have received certificates from the appropriate government officials as to the existence and good standing (if applicable) of each Obligor, each dated not more than 30 days prior to the Effective Date, from each Obligor’s state of organization and as to the qualification as a foreign entity and good standing of each Obligor in each other jurisdiction with respect to which a Mortgage is being delivered by such Obligor, as applicable, pursuant to this Section 5.1.1.

Section 5.1.2. Delivery of Agreement, Notes and Security Documents. The Administrative Agent shall have received, each duly executed and delivered by an Authorized Officer of the applicable Obligor party thereto: (a) this Agreement, (b) for the account of each Lender that has requested a Note in accordance with Section 2.6, a Note issued by the Borrower, and (c) the Security Documents from each Obligor party thereto, together with UCC-1 financing statements.

Section 5.1.3. Payment of Outstanding Indebtedness, etc. The Administrative Agent shall be satisfied in its sole discretion that all Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule (if any), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (or will be paid in full concurrently with the making of the initial Borrowing and the application of proceeds thereof), and all Liens securing payment of any such Indebtedness and all other Liens encumbering any Oil and Gas Property acquired or to be acquired shall, in each case, have been terminated and released (or will be terminated and released concurrently with the making of the initial Borrowing and the application of proceeds thereof) and the Borrower and its Restricted Subsidiaries shall have no Indebtedness other than the Indebtedness permitted pursuant to Section 7.2.2 hereof.

Section 5.1.4. Mortgages. The Administrative Agent shall have received (a) Mortgages duly executed and delivered by the Obligor party thereto (executed in a sufficient number of counterparts to permit the recording or filing thereof in each applicable jurisdiction) covering Oil and Gas Properties of the Borrower or other Obligors constituting not less than 80% in the aggregate of the present value of all Proved Reserves set forth in the Initial Reserve Report, together with (i) any other documents (including tax affidavits) and (ii) evidence of arrangements reasonably satisfactory to the Administrative Agent, in each case, for the prompt completion following the Effective Date of the recording or filing of such Mortgages as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid first-priority (subject to Liens permitted under Section 7.2.3) mortgage Lien on the Mortgaged Properties covered by such Mortgages and (b) a schedule reconciling the present value of the Proved Reserves set forth in the Initial Reserve Report and indicating which properties that are covered by the Initial Reserve Report are covered by such Mortgages.

Section 5.1.5. Opinions of Counsel. (a) The Administrative Agent shall have received opinions, dated the Effective Date or such other date acceptable to the Administrative Agent and addressed to the Administrative Agent, the Issuer and all Lenders, from Barry Spector, Esq., special counsel to the Obligors, substantially in the form of Exhibit I hereto.

(b) The Administrative Agent shall have received favorable opinions from local counsel to the Obligors in the State of Wyoming dated as of the date of delivery thereof, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, which shall in any event include an opinion that the Mortgages delivered pursuant to Section 5.1.4, and any corresponding UCC financing statements to be filed in the State of Wyoming, effective to create a valid, perfected Lien in favor of the Administrative Agent on the Mortgaged Properties and the other Collateral Property that constitutes real property located in the State of Wyoming, and are in proper form for recordation in such state.

Section 5.1.6. Pro Forma Balance Sheet; Financial Projections; Compliance with Financial Covenants. The Administrative Agent and the Lenders shall have received (a) a pro forma opening balance sheet of the Borrower and its Restricted Subsidiaries as of the Effective Date, reflecting the assets, liabilities and shareholders’ equity after giving effect to the transactions contemplated to occur on or before the Effective Date and the matters described in Section 5.1.3, (b) financial projections of the Borrower and its Restricted Subsidiaries for the three fiscal year period commencing with Fiscal Year 2014 and continuing through Fiscal Year 2016, prepared by the Borrower in good-faith and based on assumptions believed by the Borrower to be reasonable at the time made and (c) written confirmation in reasonable detail that after giving effect to the initial Borrowing and the payment of all amounts contemplated to be paid pursuant to Sections 5.1.3 and 5.1.11, the Borrower is in compliance with Section 7.2.4.

Section 5.1.7. Engineers’ Report. The Administrative Agent shall have received the Initial Reserve Report.

Section 5.1.8. Certificate as to Insurance Policies. The Administrative Agent shall have received from the Borrower’s insurance broker(s) or insurer(s) a certificate in form and substance satisfactory to the Administrative Agent, describing in detail all insurance maintained by Borrower and its Subsidiaries as of the Effective Date which insurance shall satisfy the requirements of Section 7.1.4.

Section 5.1.9. Closing Certificate. The Administrative Agent shall have received from the Borrower a certificate dated as of the Effective Date signed by an Authorized Officer of the Borrower, confirming (a) no material adverse change shall have occurred with respect to the Oil and Gas Properties evaluated in the Initial Reserve Report since the date of the Initial Reserve Report, other than conditions affecting the oil and gas industry in general, (b) each of the matters described in Section 5.2.1 below, and (c) except as could not reasonably be expected to have a Material Adverse Effect, no Obligor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in, and no condition exists that would constitute, with the giving of notice or the passage of time (or both), a default under, any material agreement or instrument material to its business to which it is a party, including any material agreement affecting its Capital Stock, or any material financing agreement, material lease agreement or any other material contract.

Section 5.1.10. [Reserved]

Section 5.1.11. Satisfactory Review and Legal Form. All matters in connection with each of (i) the Obligors and their Affiliates, including the Assets of the Obligors and the material contracts to which such Obligors are parties, (ii) this Agreement and (iii) the consummation of the transaction contemplated hereby and by the Loan Documents shall be satisfactory to the Administrative Agent and there shall have been furnished to the Administrative Agent by the Borrower, at the Borrower’s expense, such agreements with respect to the Borrower’s and the Restricted Subsidiaries’ Oil and Gas Properties (including, without limitation, opinions of counsel, title opinions, and other records and information) and such other documents, agreements, information and records (including, without limitation, documents, agreement, information and records pertaining to the hedging arrangements of the Borrower and its Restricted Subsidiaries), in form, substance, scope and methodology satisfactory to the Administrative Agent in its sole discretion, as it may reasonably have requested for that purpose.

Section 5.1.12. Closing Fees, Expenses, etc. The Administrative Agent shall have received the Engagement Letter, duly executed by the Borrower. The Administrative Agent shall also have received for its own account, the account of the Issuer, or for the account of the Arranger or each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to the Engagement Letter, Section 3.3 and, if then invoiced at least two (2) Business Days prior to the Effective Date, Section 10.3 which invoices may include reasonable estimates of amounts to be incurred through the Effective Date.

Section 5.1.13. UCC and Lien Searches. The Administrative Agent shall have received copies of Uniform Commercial Code searches with respect to the Obligors in the jurisdictions set forth in Schedule 5.1.12 showing results satisfactory to the Administrative Agent.

Section 5.1.14. Required Title Information. The Administrative Agent shall have received title information in form and substance reasonably satisfactory to the Administrative Agent with respect to the Oil and Gas Properties constituting at least 80% in the aggregate of the present value of all Proved Reserves set forth in the Initial Reserve Report.

Section 5.1.15. Hedging Schedule. The Administrative Agent shall have received a schedule of all Hedge Transactions to which any Obligor is a party, which schedule shall be attached hereto as Schedule 5.1.15 and shall indicate the amount of all Hedging Obligations of the Obligors, thereunder as of the Effective Date. Such Hedge Transactions shall be satisfactory in all respects to the Administrative Agent.

Section 5.1.16. Licenses and Permits. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that the Obligors have received all consents, licenses and approvals required in connection with the execution, delivery and performance by each Obligor and the validity against such Obligor of the Loan Documents to which it is a party, other than the recording or filing of Security Documents or related notice filings with appropriate Governmental Authorities (except where the failure to obtain such consent, license or approval would not have a Material Adverse Effect), and such consents, licenses and approvals shall be in full force and effect.

Section 5.1.17. [Reserved].

Section 5.1.18. Minimum Liquidity. The Administrative Agent shall be reasonably satisfied that after giving effect to the transactions to occur on the Effective Date, including the initial Borrowing and the matters described in Section 5.1.3 (if any), the Borrower and the Guarantors shall have cash and Cash Equivalent Investments, together with borrowing availability under this Agreement (after giving effect to the initial Borrowing) of at least $4,000,000 in the aggregate.

Section 5.1.19. Required Hedging. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower shall have entered into the Lender Party Hedge Transactions described in Schedule 5.1.15. All such Lender Party Hedge Transactions will have a fixed price or floor prices and aggregate notional volumes acceptable to the Administrative Agent in its sole discretion.

Section 5.1.20. Patriot Act and Know-Your-Customer Disclosures. The Administrative Agent and each Lender shall have received at least five (5) Business Day’s prior to the Effective Date all Patriot Act and “know-your-customer” disclosures reasonably requested by them prior to execution of this Agreement.

Section 5.2. All Borrowings and Letters of Credit. The obligation of each Lender to fund any Loan on the occasion of any Borrowing (including the initial Borrowing) and of the obligations of the Issuer to issue any Letter of Credit (including the initial Letter of Credit) and of the Lenders to participate therein shall be subject to the satisfaction (unless waived in accordance with Section 10.1) of each of the conditions precedent set forth in this Section 5.2.

Section 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing the following statements shall be true and correct:

(a) the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the Knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document;

(c) no Default shall have then occurred and be continuing, and the Obligors are not in violation of any law or governmental regulation or court order or decree except for such violations as could not reasonably be expected that have a Material Adverse Effect; and

(d) since December 31, 2013, no event or circumstance has occurred or exists which has resulted in, or could result in, a Material Adverse Effect.

Section 5.2.2. Borrowing Request. The Administrative Agent shall have received a Borrowing Request or Letter of Credit Request for such Borrowing or such Letter of Credit, as applicable, executed by an Authorized Officer of the Borrower. Each of the delivery of a Borrowing Request or a Letter of Credit Request and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance of such Letter of Credit, as applicable, shall constitute a representation and warranty by the Borrower that, on the date of such Borrowing or the date of issuance of such Letter of Credit (both immediately before and after giving effect to such Borrowing and the issuance of such Letter of Credit and the application of the proceeds thereof), the statements made in Section 5.2.1 are true and correct in all material respects. By delivering the initial Borrowing Request, the Borrower shall be deemed to have represented and warranted that on and as of the date of the initial Borrowing each of the conditions set forth in Article V has been satisfied (or waived in accordance with Section 10.1).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Issuer and the Lenders to enter into this Agreement and to make Borrowings and issue Letters of Credit hereunder, the Borrower represents and warrants unto the Administrative Agent, the Issuer and each Lender as set forth in this Article VI.

Section 6.1. Organization, etc. Each of the Borrower and each of its Subsidiaries is a corporation, partnership or limited liability company validly organized and existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation, organization or formation. Each of the Borrower and each of its Subsidiaries is qualified to do business and is in good standing (if applicable) as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify, could not reasonably be expected to have a Material Adverse Effect. Each of the

Borrower and each of its Restricted Subsidiaries has full power and authority and holds all requisite franchises, patents, copyrights, trademarks, trade names or rights thereto, licenses, permits and other approvals (i) to enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party, and (ii) except where failure to do so could not reasonably be expected to have a Material Adverse Effect, to own and hold under lease its property and to conduct its business (including its Oil and Gas Business) substantially as currently conducted by it.

Section 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of this Agreement and each other Loan Document executed or to be executed by it, are within such Obligor’s powers, have been duly authorized by all necessary corporate or other action, and do not (a) violate any Obligor’s Organic Documents; (b) violate any other contractual restriction, law or governmental regulation or court decree or order binding on or affecting any Obligor or its Assets which violation could reasonably be expected to have a Material Adverse Effect; or (c) result in, or require the creation or imposition of, any Lien on any of any Obligor’s properties except for Liens granted under the Loan Documents and Liens permitted pursuant to Section 7.2.3.

Section 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for (i) the due execution, delivery or performance by any Obligor of this Agreement or any other Loan Document to which it is a party, or (ii) the grant by the Obligors of the Liens granted under the Security Documents and the validity, perfection, priority and enforceability thereof other than the recording or filing of Security Documents or related notice filings with appropriate Governmental Authorities. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940.

Section 6.4. Validity, etc. This Agreement constitutes, and each other Loan Document executed by an Obligor will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of each Obligor party thereto enforceable against each such Obligor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws relating to or affecting the enforcement of creditors’ rights generally as well as general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Without limiting the foregoing, each Security Document executed by an Obligor creates a valid Lien on the Collateral Property of such Obligor as provided therein, and, upon filing or recording thereof (or of notice thereof) will constitute a valid perfected first-priority (subject to any Liens permitted under Section 7.2.3) Lien on the Collateral Property of such Obligor.

Section 6.5. Financial Information. The Borrower has delivered to the Administrative Agent pro forma opening balance sheets of the Borrower and its Restricted Subsidiaries as at the Effective Date. Such financial statements fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries as of the Effective Date, after giving effect to the transactions contemplated to occur on or before the Effective Date, including the matters described in Section 5.1.3. To the Borrower’s Knowledge after due inquiry, as of the Effective Date, no Obligor has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as scheduled or referred to or reflected in such financial statements.

Section 6.6. No Material Adverse Change. No event or circumstance has occurred or exists which could reasonably be expected to result in a Material Adverse Effect with respect to the Mortgaged Properties since the date of the Initial Reserve Report, other than conditions affecting the oil and gas industry in general.

Section 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the Borrower’s Knowledge, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, except as disclosed in Item 6.7 (“Litigation, Labor Controversies”) of the Disclosure Schedule. To the Borrower’s Knowledge, as of the Effective Date, there are no outstanding judgments against the Borrower or any Restricted Subsidiary.

Section 6.8. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those set forth on Schedule 6.8.

Section 6.9. Ownership of Properties. (a) (a) Each Obligor owns good and defensible title to the Oil and Gas Properties of such Obligor evaluated in the most recently delivered Reserve Report and good title to all its material Assets constituting personal property, in each case, free and clear of all Liens except Liens permitted by Section 7.2.3. After giving full effect to such permitted Liens, the Obligor specified as the owner thereof owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Hydrocarbon Interests shall not in any material respect obligate such Obligor to bear the costs and expenses relating to the maintenance, development and operations of each such Hydrocarbon Interests in an amount in excess of the working interest of each such Oil and Gas Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Obligor’s net revenue interest in such Hydrocarbon Interests.

(b) All material leases, permits and agreements necessary for the conduct of the business of the Borrower and each other Obligor (including those held by or on behalf of an operator of the Borrower’s and the other Obligors’ properties) are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease, permit or agreement, that could reasonably be expected to have a Material Adverse Effect.

(c) All of the Assets of Obligors that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(d) Each Obligor owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Obligor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each Obligor either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use and transfer of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 6.10. Taxes. Except as set forth in Item 6.10 (“Tax Matters”) of the Disclosure Schedule, the Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid, or has caused to be paid, all taxes and governmental charges thereby shown to be owing, except (i) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, or (ii) to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect. To the Borrower’s Knowledge after due inquiry, there is no pending investigation of any Obligor by any taxing authority or of any pending but unassessed tax liability of any Obligor that could be reasonably expected to have a Material Adverse Effect.

Section 6.11. Pension and Welfare Plans. Each Plan is in material compliance with the terms of the applicable plan document and the applicable provisions of the Code, ERISA, and other applicable law. Neither Borrower nor any member of the Controlled Group has failed to make any material contribution or pay any material amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any Pension Plan or Multiemployer Plan. Neither Borrower nor any member of the Controlled Group has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Plan, that could reasonably be expected to have a Material Adverse Effect. Within the last five years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, with respect to which Borrower or any member of the Controlled Group has any outstanding liability. No Pension Plan has any Unfunded Pension Liability. No ERISA Event or event described in Section 4062(e) of ERISA with respect to any Pension Plan has occurred or is reasonably expected to occur.

Section 6.12. Environmental Warranties. Except as set forth in Item 6.12 (“Environmental Matters”) of the Disclosure Schedule:

(a) To the Borrower’s Knowledge: (i) each Obligor and all of their respective Assets and operations are in compliance in all material respects with all Environmental Laws; and (ii) no Obligor has received written notice of, any conditions, events, or incidents in connection with any of such Obligor’s respective operation of the Assets that are reasonably be expected to interfere with or prevent the material compliance or continued material compliance of any of them with Environmental Laws;

(b) To the Borrower’s Knowledge, (i) except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse

Effect, each Obligor has obtained or timely applied for all permits, licenses, and authorizations that are required under applicable Environmental Laws for the respective operations of such Obligor as they are currently operated, and (ii) no Obligor has received notice that any such permits are not in good standing, or that any such Person is not in material compliance with all of the terms and conditions of such permits;

(c) To the Borrower’s Knowledge, except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) no Hazardous Materials are or have been used, generated, stored, transported, disposed of on, or Released from any of the Assets of any Obligor except in amounts or under conditions that would not violate applicable law or under circumstances where any such matters have been fully resolved, and (ii) the use which any Obligor makes of its real properties and Assets has not resulted in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their real properties or Assets except in amounts or under circumstances that would not violate applicable law or under circumstances where any such matters have been fully resolved;

(d) To the Borrower’s Knowledge, no Obligor nor any of Obligor’s currently or previously owned or leased properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to any failure of any of Obligor to comply in any material respect with Environmental Laws;

(e) To the Borrower’s Knowledge, there are no conditions or circumstances associated with any of Obligor’s currently or previously owned or leased real properties that could reasonably be expected to give rise to the imposition of any material liabilities under any Environmental Laws against any Obligor as a result of any of their operations at such properties;

(f) To the Borrower’s Knowledge, with respect to the operation of the Assets by each Obligor, (i) no Obligor is an owner or operator of a hazardous waste treatment, storage, or disposal facility requiring a hazardous waste permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law, and (ii) each Obligor is in substantial compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g) To the Borrower’s Knowledge, with respect to the operation of the Assets, no Obligor has filed, or to the Borrower’s Knowledge, failed to file, any notice required of such Persons under applicable Environmental Law reporting a material Release of Hazardous Materials; and

(h) With respect to the operation of the Assets by each Obligor, no Obligor has received written notice that a Lien arising under any Environmental Law has attached to any of their real properties.

Section 6.13. Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Borrowing will be used to purchase or carry margin stock or otherwise for a purpose that violates, or would be inconsistent with, F.R.S. Board Regulations T, U or X. Terms for which meanings are provided in F.R.S. Board Regulations T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings. Neither the Borrower nor any of its Subsidiaries or Affiliates is a Person described in Section 1 of the Anti-Terrorism Order and none of the proceeds of any Loans will, directly or indirectly, be transferred to or be used for the benefit of such Person.

Section 6.14. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of any of the Obligors or any of their Affiliates in writing to the Administrative Agent, any Lender or the Issuer for purposes of or in connection with this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of any of the Obligors to the Administrative Agent or any Lender or the Issuer will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Administrative Agent and such Lender or the Issuer, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect; provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent, the Issuer and the Lenders.

Section 6.15. Solvency. Each of the Borrower and its Restricted Subsidiaries is Solvent.

Section 6.16. Agreements. No Obligor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any material agreement or instrument material (including any material financing agreement or leasing agreement) to its business to which it is a party, except as could not reasonably be expected to have a Material Adverse Effect. No Obligor is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 7.2.3, but then only on the Assets subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent on or in respect of their Assets to secure the Obligations and the Loan Documents.

Section 6.17. Compliance with Laws, etc. Excluding consideration of Environmental Laws, which are separately addressed in Section 6.12, each Obligor has complied with all applicable statutes, rules, regulations, orders and restrictions of any government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Hydrocarbon Interests except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 6.18. Direct Benefit. The initial Borrowings hereunder and all additional Borrowings hereunder are for the direct benefit of the Borrower, or one or more of the

Guarantors. The Borrower and the Guarantors are engaged as an integrated group in the Oil and Gas Business, and any benefits to the Borrower or any Guarantor is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and the Guarantors is dependent upon the continued successful performance of the functions of the integrated group as a whole.

Section 6.19. Insurance. Each Obligor maintains or has caused to be maintained (a) casualty and liability insurance to such extent and against such risks as is customary with companies of similar size and in the Oil and Gas Business, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance in the amount customary with companies of similar size and in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law.

Section 6.20. Gas Imbalances. Except as set forth on the most recent certificate of the Borrower delivered in connection with a Reserve Report, on a net basis there are no gas imbalances, take or pay or other prepayments that would require the Borrower or any Obligor to deliver Hydrocarbons produced from the Oil and Gas Properties evaluated in the most recently delivered Reserve Report at some future time without then or thereafter receiving full payment therefor exceeding three percent (3%) of the aggregate amount of Hydrocarbons (on an mcf equivalent basis) produced from the Oil and Gas Properties of the Borrower and the other Obligors during the Fiscal Quarter then ended.

Section 6.21. Marketing of Production. Except for contracts either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the other Obligors are receiving a price for all production sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Oil and Gas Property’s delivery capacity), no material agreements exist that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof except agreements that are cancelable on 60 days’ notice or less without penalty or detriment for the sale from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised).

Section 6.22. Hedge Transactions. Schedule 5.1.14, as of the Effective Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 7.1.1(c), sets forth, a true and complete list of all Hedge Transactions of each Obligor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof and the counterparty to each such agreement.

Section 6.23. Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, or employee of the Borrower or any of its Subsidiaries is aware of or has knowingly taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Borrower and its Subsidiaries have conducted their business in material compliance with the FCPA and, to the extent applicable, have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith.

Section 6.24. Money Laundering. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the money laundering laws is pending or, to the best knowledge of the Borrower, threatened.

Section 6.25. OFAC. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, employee of the Borrower or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by OFAC. The Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE VII

COVENANTS

Section 7.1. Affirmative Covenants. The Borrower agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will, and will cause its Subsidiaries to, perform the obligations set forth in this Section 7.1.

Section 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent and each Lender copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ending September 30, 2014), unaudited consolidated balance sheets, statements of earnings, and statements of cash flow as of the end of such Fiscal Quarter and consolidating balance sheets and statements of earnings of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by an Authorized Officer of the Borrower;

(b) as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower (commencing with Fiscal Year 2014), a copy of the annual audit report for such Fiscal Year for the Borrower, including therein audited consolidated financial statements of the Borrower and its Subsidiaries as of the end of such

Fiscal Year (which shall include a statement of cash flows) prepared in the manner described in clause (a) above (without any Impermissible Qualification) by independent certified public accountants selected by the Borrower and acceptable to the Administrative Agent (in its reasonable discretion);

(c) as soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter of the Borrower, a schedule (i) detailing all Hedge Transactions and all Hedging Obligations of the Obligors in reasonable detail for such Fiscal Quarter, (ii) detailing the position and market value of all Hedge Transactions in effect as of the end of such Fiscal Quarter and (iii) demonstrating compliance with hedging limitations outlined in Section 7.2.15 below;

(d) concurrently with the delivery to the Administrative Agent of the financial statements described in clauses (a) and (b) above, a certificate, executed by an Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.4, together with (x) a statement to the effect that the Borrower has not become aware of any Default or Event of Default that has occurred or is continuing, or, if the Borrower has become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it, and (y) a statement in reasonable detail showing all Restricted Payments made during the period covered by such financial statements in reliance on Section 7.2.6(b), (c) and (e) and Investments made during the period covered by such financial statements in reliance on Section 7.2.5(j) and (k);

(e) concurrently with the certificate delivered pursuant to clause (d) above, (i) a production statement that identifies the most recent information available relating to the gross volumes of Hydrocarbons produced in the aggregate from the Hydrocarbon Interests included in the Borrowing Base, and (ii) a statement of revenues and expenses attributable to the Hydrocarbon Interests included in the Borrowing Base for such Fiscal Quarter ended, such production statement and statement of revenues and expenses each to be in a form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(f) promptly upon the Borrower learning of the occurrence of any Default or Event of Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(g) promptly upon the Borrower learning of (x) the occurrence of any material adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 could reasonably be expected to have a Material Adverse Effect, or (y) the commencement of any labor controversy, litigation, action or proceeding of the type described in Section 6.7 could reasonably be expected to have a Material Adverse Effect, or (z) any material adverse development with respect to any litigation, action, proceeding or controversy affecting any Obligor or any of their Affiliates, that in the Borrower’s opinion, could reasonably be expected to have a Material Adverse Effect;

(h) immediately upon becoming aware of the institution of any steps by the Borrower or any member of the Controlled Group to terminate any Pension Plan, or the taking of any action with respect to a Pension Plan that could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, the occurrence of any ERISA Event, or the occurrence of any event with respect to any Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

(i) concurrently with the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent, a certificate from the president or chief financial officer of Borrower certifying that, to the best of his knowledge and in all material respects: (i) the information contained in such Reserve Report and any other information delivered in connection therewith is true and correct, (ii) Borrower and its Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report (in this section called the “Covered Properties”) and are free of all Liens except for Liens permitted by Section 7.2.3, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report (other than those permitted by the Security Documents) which would require Borrower or such Subsidiary to deliver hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Covered Properties has been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of such properties sold and in such detail as reasonably required by the Administrative Agent, (v) set forth on a schedule attached to the certificate is the present discounted value of all Covered Properties that are part of the Mortgaged Properties, (vi) Oil and Gas Properties which comprise at least eighty percent (80%) of the total value of the reserves which are included within the Covered Properties are part of the Mortgaged Properties, and (vii) oil and gas properties which comprise at least eighty percent (80%) of the total value of the Proved Developed Producing Reserves which are included within the Covered Properties are part of the Mortgaged Properties; provided that with respect to clauses (vi) and (vii) above, to the extent that the Borrower cannot make the certifications in (vi) and (vii) above and provided that the Borrower in good faith believed that it was not in breach of Section 7.1.7 immediately prior to receiving a copy of such Reserve Report, the Borrower shall have a period of thirty (30) days following the delivery of such Reserve Report to provide such additional mortgages, deeds of trust and other security instruments so that it can make such certifications, and the Borrower shall provide a certificate to the Administrative Agent making such certifications upon delivering all such additional mortgages, deeds of trust and other security instruments.

(j) as soon as possible and in any event within ten (10) Business Days after the occurrence thereof, written notice of any matter that, in the good faith opinion of the Borrower’s senior management after exercising reasonable business judgment, could reasonably be expected to have a Material Adverse Effect;

(k) concurrently with the delivery to the Administrative Agent of a Reserve Report described in clause (m)(i) below, the Borrower shall deliver for informational purposes the Borrower’s then-projected budget and schedule for capital expenditures by the Obligors for the next twelve month period in reasonable detail and in form and substance reasonably satisfactory to the Administrative Agent;

(l) such other information respecting the condition or operations, financial or otherwise, of the Obligors as any Lender or the Issuer through the Administrative Agent may from time to time reasonably request;

(m) (i) on or before April of each calendar year, commencing April 1, 2015, at the Borrower’s expense, a Reserve Report prepared by an Approved Engineer dated as of a date on or about (but in any event not later than) January 1st of such year, (ii) on or before October 1st of each calendar year, commencing October 1, 2015, at the Borrower’s expense, a Reserve Report prepared by either an Approved Engineer or by the Borrower dated as of a date on or about (but in any event not later than) July 1st of such year and (iii) on or before November 1, 2014, a Reserve Report prepared by an Approved Engineer or by the Borrower dated as of a date on or about July 1, 2014; and

(n) concurrently with the delivery to the Administrative Agent of the financial statements described in clause (b) above, a certificate of the Borrower’s insurance broker setting forth the nature and extent of all insurance maintained by the Obligors in accordance with Section 7.1.4.

Section 7.1.2. Compliance with Laws, Maintenance of Existence, etc. The Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with all applicable laws, rules, regulations and orders, including all Environmental Laws, except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect, (b) do all things necessary and proper to maintain and preserve its respective corporate or other existence and franchises and privileges in the jurisdiction of its formation and qualify and remain qualified as a foreign entity authorized to do business in each jurisdiction where it has Assets or properties or conducts business, except where a failure to so qualify or remain qualified could not reasonably be expected to have a Material Adverse Effect or as permitted by Section 7.2.8; and (c) pay, before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its Assets except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

Section 7.1.3. Maintenance of Properties. The Borrower will, and will cause each other Obligor to, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect:

(a) maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Obligor may be properly conducted at all times, unless such Obligor determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such Obligor or the sale, assignment or transfer of such property is otherwise permitted by Sections 7.2.8 or 7.2.9;

(b) operate its Oil and Gas Properties and other material Assets, or cause such Oil and Gas Properties and other material Assets to be operated, in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable law, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable law, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Assets; and

(e) to the extent such Obligor is not the operator of any Oil and Gas Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 7.1.3.

Section 7.1.4. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain, in each case, to the reasonable satisfaction of the Administrative Agent:

(a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as such Person, and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business,

Without limiting the foregoing, all insurance policies required pursuant to this Section 7.1.4 shall (i) name the Administrative Agent on behalf of itself and the other Lender Parties, as loss payee (in the case of property insurance) or name the Administrative Agent and the other Lender Parties as additional insured (in the case of liability insurance), as applicable, and (ii) provide that the insurer will endeavor to provide at least thirty (30) days’ (or ten (10) days’, in the case of non-payment of premiums) prior written notice to the Administrative Agent before cancelling or modifying the policies.

Section 7.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Administrative Agent, the Issuer and each Lender or any of their respective representatives, upon reasonable prior notice, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant with prior notice to the Borrower and an opportunity to attend, to discuss the Borrower’s and its Subsidiaries’ financial matters with the Administrative Agent, the Issuer and each Lender or its or their respective representatives) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its or their books or other records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Administrative Agent’s, the Issuer’s or any Lender’s exercise of its rights pursuant to this Section.

Section 7.1.6. Maintenance of Swap Agreements. The Borrower will, and will cause each other Obligor to, maintain the hedge position established by any Hedge Transaction that has been provided to the Administrative Agent and used by the Administrative Agent in its evaluation of the Obligors’ Oil and Gas Properties as part of the most recent determination of the Borrowing Base pursuant hereto (including, if applicable, Schedule 5.1.14), and shall not, without the prior written consent of the Administrative Agent and the Required Lenders, assign, terminate, unwind or sell any such Hedge Transaction if the effect of such action (when taken together with any other Hedge Transactions entered into substantially contemporaneously with the taking of such action) would have the effect of reducing the aggregate volumes of Hydrocarbons covered by Hedge Transactions or the minimum prices to be received by the Obligors, taken as a whole, under Hedge Transactions, unless either (i) such Hedge Transaction is replaced by the Borrower with a new Hedge Transaction on substantially similar or better terms, as reasonably determined by the Administrative Agent, or (ii) the Borrowing Base shall be reduced, effective immediately upon such assignment, termination or unwinding by an amount determined by the Administrative Agent and the Required Lenders (but not exceeding, in any event, the net economic effect of terminating such Hedge Transactions).

Section 7.1.7. Agreement to Deliver Security Documents. (a) (a) The Borrower will, and will cause each other Obligor to, deliver within thirty (30) days (or such later date as agreed to by the Administrative Agent) to further secure the Obligations whenever requested by the Administrative Agent in good faith, Guaranty and Collateral Agreements or joinders thereto, Mortgages, security agreements, financing statements, continuation statements, extensions agreements and other similar agreements or instruments (in addition to those required to be delivered under Article V) in form and substance reasonably satisfactory to the Administrative Agent in good faith for the purpose of granting, confirming and perfecting first and prior (other than with respect to Liens permitted pursuant to Section 7.2.3) liens or security interests in any property that is at such time (i) Collateral Property or that was intended to be Collateral Property pursuant to any Loan Document previously executed and not then released by the Administrative Agent, or (ii) Capital Stock or other ownership interests in each Material Subsidiary (other than Unrestricted Subsidiaries) of the Borrower. The Obligors shall at all times maintain in effect in favor of the Administrative Agent such Mortgages as are necessary to grant, confirm and perfect first and prior (other than with respect to Liens permitted pursuant to Section 7.2.3) liens or security interests in at least 80% of the present value of the Proved Reserves set forth in the most recent Reserve Report (whether developed or undeveloped) and in the event that the Hydrocarbon Interests on which the Administrative Agent has a first priority perfected Lien (other than with respect to Liens permitted pursuant to Section 7.2.3) shall constitute less than 80% of the present value of such Proved Reserves (whether developed or undeveloped), the

Borrower shall promptly notify the Administrative Agent and execute or cause to be executed additional Mortgages necessary to increase such percentage to at least 80%, in each case, together with tax affidavits or other documents or instruments as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable for the due recordation or filing of such additional Mortgages;

(b) The Borrower shall cause each Subsidiary that is or becomes a Material Subsidiary (other than an Unrestricted Subsidiary) after the date hereof to execute and deliver to the Administrative Agent a Guaranty and Collateral Agreement or a joinder thereto within thirty (30) days after such Person becomes a Material Subsidiary. Contemporaneously with the execution and delivery of any such Guaranty and Collateral Agreement, the Borrower shall deliver, or cause the Guarantor that owns such Material Subsidiary (other than an Unrestricted Subsidiary) to deliver, to the Administrative Agent a Guaranty and Collateral Agreement or a joinder to a previously delivered Guaranty and Collateral Agreement pursuant to which all of the Capital Stock of such Material Subsidiary shall be pledged in favor of the Administrative Agent as security for the Obligations, together with all original certificates evidencing all outstanding Capital Stock of such Material Subsidiary, together with stock powers relating thereto duly executed in blank and such other documents as the Administrative Agent may reasonably request. The Borrower also agrees to deliver, whenever requested by the Administrative Agent in good faith, favorable opinions (in addition to those required to be delivered under Article V) from legal counsel reasonably acceptable to the Administrative Agent in good faith with respect to any Collateral Property confirming that such Collateral Property is subject to Security Documents securing Obligations that constitute and create legal, valid and duly perfected Liens in such properties and interests and the proceeds thereof, and covering such other matters as the Administrative Agent may reasonably request in good faith;

(c) The Borrower shall, and shall cause each other Obligor to, deliver promptly, if requested by the Administrative Agent, title opinions or other title reports or information in form and substance reasonably acceptable to the Administrative Agent with respect to any Oil and Gas Properties constituting 80% of the present value of the Proved Reserves set forth in the most recent Reserve Report (whether developed or undeveloped);

(d) Cure of Title Defects. The Borrower shall and shall cause each other Obligor to cure promptly, and in any event within thirty (30) days, any material title defects or exceptions identified by the Administrative Agent which are not Liens otherwise permitted by Section 7.2.3, or substitute acceptable Mortgaged Properties with no title defects or exceptions except for Liens otherwise permitted by Section 7.2.3 or otherwise acceptable to the Administrative Agent covering Mortgaged Properties of an equivalent value to the properties with the defects or exceptions identified by the Administrative Agent, within 90 days after a request by the Administrative Agent to cure such defects or exceptions;

(e) Failure to Cure Title Defects. If the Borrower and the other Obligors are unable to cure any title defect requested by the Administrative Agent to be cured within such 90-day period or the Borrower and the other Obligors do not comply with the requirements to provide acceptable title information covering eighty percent (80%) of the present value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and the Required Lenders shall have the right to send a notice to the Borrower that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to reflect the economic value on the Borrowing Base of such defect. This new Borrowing Base shall become effective immediately after receipt of such notice. Such designation of the new Borrowing Base shall not constitute a special redetermination pursuant to Section 2.8.3;

(f) Legal Opinions. Promptly after the filing of any new Security Document in any state, upon the request of the Administrative Agent, the Borrower will provide to the Administrative Agent an opinion addressed to the Administrative Agent for the benefit of the Lender Parties in form and substance satisfactory to the Administrative Agent, from counsel acceptable to Administrative Agent, stating that the Security Document creates a valid Lien and is valid, binding, and enforceable in accordance with its terms, is in legally sufficient form for such jurisdiction, and the means by which to perfect the Lien created by such Security Documents; and

(g) Control Agreements. Within sixty (60) days (or such later date as Administrative Agent may agree) of the Effective Date, the Borrower will deliver, or cause to be delivered, to the Administrative Agent fully executed account control agreements in form and substance reasonably satisfactory to the Administrative Agent, with respect to each bank account in the name or otherwise for the benefit of the Borrower or any Restricted Subsidiary constituting Collateral.

(h) Additional Hedges. In addition to the foregoing, the Borrower agrees to enter into Hedge Transactions on or before September 4, 2014 (or such later date as the Administrative Agent may agree in its sole discretion) which Hedge transactions shall be satisfactory in all respects to the Administrative Agent and cover notional volumes of at least 85% of the Borrower’s and the other Obligor’s projected production of natural gas (for natural gas Hedging Transactions) from Proved Developed Producing Reserves for the balance of 2014 and for calendar years 2015 and 2016 and at least 85% of the Borrower’s and the other Obligor’s production of crude oil (for crude oil Hedging Transactions) from Proved Developed Producting Reserves for the balance of 2014 and for calendar year 2015, in each case at floor price levels satisfactory to the Administrative Agent in its discretion.

(i) Environmental Information. Within forty-five (45) days of the date hereof (or such later date as the Administrative Agent may agree), the Borrower will deliver to the Administrative Agent a report or other information in form and substance reasonably satisfactory to the Administrative Agent regarding the environmental condition of the Oil and Gas Properties operated by the Borrower, together with, to the extent available to the Borrower, information regarding the environmental condition of the Borrower’s non-operated Oil and Gas Properties.

Section 7.1.8. Compliance with Other Contractual Obligations. The Borrower will, and will cause its Subsidiaries to perform and observe in all material respects all of the covenants and agreements contained in each contract or agreement to which it is a party that are provided to be performed and observed on the part of such Person, taking into account any grace period, and shall diligently and in good faith enforce, using appropriate procedures and proceedings, all of its material rights and remedies under (including taking all diligent actions required to collect amounts owed to such Person by any other parties thereunder) each such contract or agreement, except, in each case, where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 7.1.9. Further Assurances. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including any Notes, if requested, or to further evidence and more fully describe the Collateral Property intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

Section 7.1.10. Keepwell. (a) The Borrower and each Guarantor that is a Qualified ECP Credit Party hereby jointly and severally guarantees the payment and performance of all Obligations of each Guarantor (other than such Guarantor) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefitting Guarantor in order for such Benefitting Guarantor to honor its obligations (without giving effect to Section 7.1.10(b)) under the Guaranty and any other Security Document including obligations with respect to Hedge Agreements (provided, however, that the Borrower or a Guarantor shall only be liable under this Section 7.1.10(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.1.10(a), or otherwise under this Agreement or any Loan Document, as it relates to such Benefitting Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower and the Guarantors under this Section 7.1.10(a) shall remain in full force and effect until all Obligations are paid in full to the Lender Parties, and all of the Lenders’ Commitments are terminated. The Borrower and the Guarantors intend that this Section 7.1.10(a) constitute, and this Section 7.1.10(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefitting Guarantor for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

(b) Notwithstanding any other provisions of this Agreement or any other Loan Document, Obligations guaranteed by any Guarantor, or secured by the grant of any Lien by any Guarantor under any Security Document, shall exclude all Excluded Obligations in respect of a Hedge Agreement with respect to such Guarantor.

Section 7.1.11. Unrestricted Subsidiaries. (a) The Borrower (a) will cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its Subsidiaries to be commingled) so that each Unrestricted Subsidiary will be treated as a legal entity separate and distinct from Borrower and the Restricted Subsidiaries.

(b) will not, and will not permit any of the Restricted Subsidiaries to incur, assume, guarantee or be or become liable for any Indebtedness or other obligations of any of the Unrestricted Subsidiaries except to the extent that incurring, assuming, guaranteeing or becoming liable for such Indebtedness or other obligations is otherwise permitted pursuant to Section 7.2.2; provided that the Borrower shall give the prompt written notice of such incurrence, assumption, guarantee or becoming liable to the Administrative Agent; and

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

Section 7.2. Negative Covenants. The Borrower agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, it will, and will cause its Subsidiaries to, perform the obligations set forth in this Section 7.2.

Section 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to engage in any business activity, except the Oil and Gas Business.

Section 7.2.2. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness in respect of the Loans and other Obligations;

(b) until the date of the initial Borrowing, Indebtedness identified in Item 7.2.2(b) (“Indebtedness to be Repaid”) of the Disclosure Schedule;

(c) Indebtedness existing as of the Effective Date that is identified in Item 7.2.2(c) (“Ongoing Indebtedness”) of the Disclosure Schedule;

(d) Indebtedness in respect of Hedge Transactions that the Borrower or its Restricted Subsidiaries are permitted to enter into (or not prohibited from entering into) pursuant to Section 7.2.15;

(e) Indebtedness in respect of workers’ compensation claims, performance bonds, surety bonds, and appeal bonds issued for its account, in each case in the ordinary course of business;

(f) unsecured Indebtedness of any Obligor owing to any other Obligor, provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or another Obligor, and, provided further, that any such Indebtedness owed by the Borrower or any other Obligor shall be subordinated to the Obligations on terms set forth in the Guaranty and Collateral Agreement;

(g) Indebtedness (including Capitalized Lease Liabilities and purchase money obligations) incurred to finance the acquisition of Assets by the Borrower or its Restricted Subsidiaries after the date of this Agreement not to exceed $1,000,000, in aggregate amount at any time outstanding;

(h) any guarantee by the Borrower or its Restricted Subsidiaries of any Indebtedness otherwise permitted to be incurred under this Section 7.2.2;

(i) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business not to exceed $500,000, in aggregate amount at any time outstanding;

(j) Indebtedness consisting of surety/bonds to governmental agencies; and

(k) other Indebtedness not otherwise permitted under this Section 7.2.2 in an aggregate principal amount not exceeding $1,000,000 at any time outstanding;

Notwithstanding the foregoing, all Indebtedness of each Unrestricted Subsidiary shall be a Non-recourse Obligation.

Section 7.2.3. Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or Assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations and any Hedging Obligations with respect to a Lender Party Hedge Transaction granted pursuant to any Security Document;

(b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c) Liens of statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens incurred in the ordinary course of business for sums not overdue for a period of more than ninety (90) days or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, pensions or other forms of governmental insurance or benefits;

(e) Liens relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Obligor to provide collateral to the depository institution;

(f) Easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants and other restrictions as to the use of real property and other similar encumbrances incurred in the ordinary course of business that, with respect to all of the foregoing, do not secure the payment of Indebtedness and that, in the aggregate, are not substantial in amount and that do not in the aggregate materially detract from the value of the Hydrocarbon Interest subject thereto or materially interfere with the ordinary conduct of the Borrower’s and its Subsidiaries’ business;

(g) Liens of operators and/or co-working interest owners under joint operating agreements or similar contractual arrangements with respect to the any Obligor’s proportionate share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests jointly owned with others, to the extent that the same relate to sums not yet overdue for more than 90 days, or if they relate to sums that are overdue, then to the extent that the same are being contested in good faith by appropriate proceedings and execution of the associated Lien has been stayed, either pursuant to agreement of the Lien claimant or by a valid order of a court having jurisdiction;

(h) Liens securing Indebtedness described in Section 7.2.2(g) only to the extent such Liens encumber only the property for which such purchase money obligation was incurred;

(i) Rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all laws of such Governmental Authority, so long as the Obligors are in compliance with all such laws, except for any non-compliance that would not result in a Material Adverse Effect;

(j) [Reserved];

(k) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, seismic data licensing agreements and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal, or handling of any Hydrocarbon Interest of any Obligor, provided that such agreements are entered into in the ordinary course of business and contain terms customary for such agreements in the industry;

(l) All lessor’s royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Date with respect to each Oil and Gas Property (in each case) owned on the Effective Date, and in existence as of the date any additional Oil and Gas Property is acquired in the future, provided such Liens were in existence and not in contemplation of such acquisition, that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) or increase the working interest for such Oil and Gas Property (if any) without a corresponding increase in the corresponding net revenue interest and which do not operate to reduce the net revenue interest for such Oil and Gas Property below the net revenue interest, if any, warranted in respect of such Oil and Gas Property in any Mortgage;

(m) Liens existing as of the Effective Date which are identified in Item 7.2.3(s) (“Existing Liens”) of the Disclosure Schedule;

(n) Liens securing performance of bids, tenders, trade contracts, statutory obligations, return of money bonds and other obligations of a like nature incurred in the ordinary course of business (all of the foregoing other than for Indebtedness) or to secure obligations on surety or appeal bonds;

(o) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1.6;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Effective Date (including Capitalized Lease Liabilities); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, and (ii) such Lien does not extend to or cover any other Assets (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(q) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the other Obligors, taken as a whole; and

(r) Liens not otherwise permitted by the foregoing clauses of this Section 7.2.3; provided that the aggregate principal or face amount of all Indebtedness secured under this Section 7.2.3(r) and the greater of fair market value and the cost of the Assets encumbered by the Liens permitted under this Section 7.2.3(r), shall not exceed $100,000 at any time.

Section 7.2.4. Financial Condition. The Borrower will not permit:

(a) the Consolidated Fixed Charge Coverage Ratio, as of the last day of any four-Fiscal Quarter period commencing with the Fiscal Quarter ending September 30, 2014, to be less than 1.50 to 1.00.

(b) the Consolidated Net Leverage Ratio, as of the last day of any four-Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2014, to be greater than 4.00 to 1.00.

(c) the Current Ratio, as of the last day of any Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2014, to be less than 1.00 to 1.00.

Section 7.2.5. Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make, incur, or assume any Investment in any other Person except:

(a) Investments existing on the Effective Date and identified in Item 7.2.5(a) (“Ongoing Investments”) of the Disclosure Schedule;

(b) Investments permitted as Indebtedness pursuant to Section 7.2.2;

(c) Extensions of trade credit in the ordinary course of business;

(d) Investments in Cash Equivalent Investments;

(e) Investments made by any Obligor in any other Obligor (or any entity that shall become an Obligor contemporaneously with such Investment), or, so long as no Default shall exist, in any Subsidiary that is not (i) a Guarantor (provided that, to the extent required by Section 7.1.7, the Borrower shall cause any such Subsidiary that becomes a Material Subsidiary to comply with Section 7.1.7) and (ii) an Unrestricted Subsidiary; and

(f) The endorsement of negotiable instruments for collection in the ordinary course of business.

(g) Investments in Hedge Transactions to the extent not otherwise prohibited by this Agreement;

(h) Investments with third parties that (i) are customary in the Oil and Gas Business, (ii) are made in the ordinary course of such Person’s business, and (iii) are made in the form of or pursuant to operating agreements, process agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, joint seismic acquisition agreements, service contracts and other similar agreements;

(i) Guarantees by the Borrower or any other Obligor of operating leases of an Obligor or of other obligations of an Obligor that, in each case, do not constitute Indebtedness and are entered into in the ordinary course of business; and

(j) Investments in Unrestricted Subsidiaries so long as (i) at the time of making such Investment no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom and (ii) aggregate of all such Investments, including such Investments outstanding on the date hereof, shall not exceed $2,000,000.

Section 7.2.6. Restricted Payments, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) any Subsidiary may make Restricted Payments directly or indirectly to the Borrower; and

(b) so long as no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom, the Borrower may make regularly scheduled cash Restricted Payments in respect of the Preferred Stock.

Section 7.2.7. Sale and Leaseback. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person without the prior consent of the Administrative Agent.

Section 7.2.8. Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the business or assets of any Person or all or substantially all of the shares or other evidence of beneficial ownership of any Person, or wind up, dissolve, or liquidate; provided, however, that (a) any Obligor may be dissolved or liquidated, so long as, after giving effect to any such dissolution or liquidation, all of the Assets of such Obligor shall be owned, directly or indirectly, by the Borrower or another Obligor, and (b) the Borrower or any other Obligor may merge or consolidate with another Person, so long as, after giving effect to such merger or consolidation, with respect to any merger or consolidation to which the Borrower is a party, the Borrower shall be the surviving entity, and with respect to any merger or consolidation to which an Obligor (other than the Borrower) is party, an Obligor shall be the surviving entity, provided further that, to the extent required by Section 7.1.7, the Borrower shall cause any such Subsidiary that becomes a Material Subsidiary to comply with Section 7.1.7.

Section 7.2.9. Disposition of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Dispose of any Capital Stock owned or held by the Borrower or such Subsidiary, as applicable (excluding Capital Stock that is not Disqualified Capital Securities but including any Capital Stock of any of its Subsidiaries) or any other Assets, except:

(a) Dispositions of Hydrocarbons and other inventory in the ordinary course of business;

(b) Dispositions of obsolete, damaged, worn out or replaced property and dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Obligors;

(c) Dispositions of Assets from any Obligor to any other Obligor;

(d) Dispositions of Oil and Gas Properties (including volumetric production payments), or Dispositions of any Obligor owning Oil and Gas Properties, provided that, if such Disposition is of Oil and Gas Properties included in the most recently delivered Reserve Report and if the fair market value of Dispositions made pursuant to this clause (d) during any period between two successive redeterminations of the Borrowing Base pursuant to Section 2.8.2 or 2.8.3 exceeds five percent (5%) of the then effective Borrowing Base, individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such Disposition, by an amount equal to the Borrowing Base Value of such Oil and Gas Properties;

(e) Farmouts of undeveloped acreage and assignments in connection with such farmouts;

(f) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(g) Leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the other Obligors, taken as a whole; and

(h) Dispositions of Assets (other than Hydrocarbon Interests) having a fair market value not to exceed $1,000,000, in the aggregate after the Effective Date.

Section 7.2.10. Transactions with Affiliates. Except as otherwise permitted by this Agreement or any other Loan Document, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any Affiliate of the Borrower unless such arrangement or contract is fair and equitable to the Borrower or such Subsidiary, as the case may be, and is on terms no less favorable to such Person, than an arrangement or contract of the kind that would be entered into by a prudent Person in the position of such Person with a Person that is not an Affiliate of the Borrower, except for:

(a) Transactions in the ordinary course of business between the Borrower and any other Obligor or between Obligors and not involving any other Person;

(b) Restricted Payments permitted under Section 7.2.6; and

(c) Transactions pursuant to agreements in existence on the Effective Date and set forth on Item 7.2.10 of the Disclosure Schedule or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

Section 7.2.11. Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting (a) the creation or assumption of any Lien upon its Oil and Gas Properties, whether now owned or hereafter acquired, under any of the Security Documents; or (b) the ability of any Obligor to amend or otherwise modify this Agreement or any other Loan Document; or (c) the ability of any Obligor to make any payments, directly or indirectly, to the Borrower or any other Obligor by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement that restricts the ability of any such Obligor to make any payment, directly or indirectly, to any other such Obligor.

Section 7.2.12. Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 6.8 as of the date hereof or thereafter designated as an Unrestricted Subsidiary in compliance with Section 7.2.12(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) Upon the prior written consent of the Administrative Agent in its sole discretion, the Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if prior, and after giving effect, to such designation, no Default, Event of Default or a Borrowing Base Deficiency shall have occurred and be continuing or shall result therefrom. Except as provided in this Section 7.2.12(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default, Event of Default or Borrowing Base Deficiency would exist after giving effect thereto and (iii) the Borrower complies with the requirements of Section 7.1.7 and Section 7.1.11.

Section 7.2.13. [Reserved]

Section 7.2.14. Accounting. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or material reporting practices, except as required by GAAP and disclosed to the Administrative Agent, or (b) in tax reporting treatment, except as permitted by law and disclosed to the Administrative Agent.

Section 7.2.15. Hedge Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedge Transaction except that the Borrower shall be permitted to enter into, as of any date:

(a) Hedge Transactions (other than “put” contracts and basis differential hedging agreements) with an Approved Counterparty related to bona fide (and not speculative) hedging activities of the Borrower and the other Obligors with respect to which the aggregate notional volumes covered thereby do not exceed during the period from the then-current date until five (5) years after the then-current date, 90% of the Borrower’s and the other Obligor’s projected production of crude oil (for crude oil related Hedge Transactions), and 90% of the Borrower’s and the other Obligor’s projected production of natural gas (for natural gas related Hedge Transactions), in each case, from the Borrower’s and the other Obligor’s Oil and Gas Properties constituting Proved Developed Producing Reserves; provided that notwithstanding the foregoing, in no event shall the aggregate notional volumes covered by such Hedge Transactions (calculated separately for crude oil and for natural gas) exceed 100% of the Borrower’s and the other Obligors’ actual production of crude oil and natural gas any calendar month, unless such excess is a result of a production force majeure in such month, in which event the aggregate notional volumes covered by such Hedge Transactions (calculated separately for crude oil and for natural gas) for such month and the next two consecutive calendar months will not exceed 100% of the Borrower’s and the other Obligors’ actual production of crude oil and natural gas for such three consecutive calendar months; provided further that the Borrower may unwind existing Hedge Transactions in order to comply with the foregoing proviso. In no event shall any Hedge Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Hedge Agreement or to cover market exposures so long as the Indebtedness remains outstanding and the Commitments are not terminated.

(b) Hedge Transactions with an Approved Counterparty related to interest rates; the notional amounts of which do not exceed 100% of the then outstanding principal amount of the Loans.

(c) Notwithstanding anything to the contrary in this Section 7.2.15, there shall be no prohibition under this Agreement or any other Loan Document against the Borrower or any other Obligor entering into any (x) “put” contracts or (y) basis differential hedging agreements on volumes hedged pursuant to other Hedge Transactions otherwise not prohibited hereunder, in each case, so long as such agreements are entered into with an Approved Counterparty in the ordinary course of business for the purpose of hedging against fluctuations of commodity prices.

(d) No Obligor will enter into any Hedge Transaction other than for the purpose of managing Obligors’ risk and exposure to fluctuations in the levels of commodity prices or interest rates in the future.

For purposes of this Section 7.2.15, forecasts of projected production shall equal the projections for Proved Developed Producing Reserves set out in the most recent Reserve Report as revised in good faith to account for any increase or reductions therein anticipated based on information obtained by the Borrower subsequent to the publication of the such Reserve Report, including the Borrower’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream and acquisitions and dispositions of Oil and Gas Properties.

Section 7.2.16. Gas Imbalances, Take or Pay or Other Prepayments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Restricted Subsidiaries that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed five percent (5%) of the aggregate amount of Hydrocarbons (on an mcf equivalent basis) produced from the Oil and Gas Properties, taken as a whole, of the Borrower and its Restricted Subsidiaries during the Fiscal Quarter then ended.

Section 7.2.17. Modification of Organic Documents. The Borrower will not, and will not permit any other Obligor to, consent to any amendment, supplement or other modification of the terms or provisions contained in the Organic Documents of the Borrower or any of its Subsidiaries, if the result would have a material adverse effect on the rights or remedies of the Administrative Agent and the other Lender Parties.

Section 7.2.18. Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any of its Restricted Subsidiaries that are outside the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any of its Restricted Subsidiaries will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default.”

Section 8.1.1. Non-Payment of Obligations. The Borrower or any of its Restricted Subsidiaries shall default in the payment or prepayment when due of any principal of any Loan including any payments owed pursuant to Section 3.1(c), or shall default (and such default shall continue unremedied for a period of three (3) Business Days) in the payment when due of any interest, commitment fee or of any other Obligation.

Section 8.1.2. Breach of Representation or Warranty. Any representation or warranty of the Borrower or any of its Restricted Subsidiaries made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent, or any other Lender Party for the purposes of or in connection with this Agreement or any other Loan Document (including any certificates delivered pursuant to Article V) is or shall be false or incorrect in any material respect when made or deemed made.

Section 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.1(f), 7.1.2(b), 7.1.5 or 7.2.

Section 8.1.4. Non-Performance of Other Covenants and Obligations. The Borrower or any of its Restricted Subsidiaries shall default in the due performance and observance of any agreement contained herein or in any other Loan Document executed by it (other than a breach described above in Sections 8.1.1 or 8.1.3) and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower or such Subsidiary by the Administrative Agent.

Section 8.1.5. Default on Other Indebtedness. (a) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, in respect of any Indebtedness the amount of which Indebtedness exceeds, either individually or in the aggregate, $1,000,000(other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Restricted Subsidiaries, or (b) a default shall occur in the performance or observance of any obligation or condition with respect to Indebtedness the amount of which Indebtedness exceeds, either individually or in the aggregate, $1,000,000 (other than Indebtedness described in Section 8.1.1), if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness or any trustee or agent for such holders, to cause such Indebtedness to become or be declared due and payable prior to its expressed maturity. For the avoidance of doubt, the failure to pay cash dividends on the Borrower’s Preferred Stock does not constitute an Event of Default.

Section 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $1,000,000 above applicable insurance coverage shall be rendered against the Borrower or any of its Restricted Subsidiaries and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (b) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Section 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by the Borrower or any Subsidiary, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any Subsidiary or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000 or (b) an ERISA Event.

Section 8.1.8. Change in Control. Any Change in Control shall occur.

Section 8.1.9. Bankruptcy, Insolvency, etc. The Borrower or any of its Restricted Subsidiaries shall (a) be liquidated or become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Restricted Subsidiaries or any Asset of any thereof, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the Assets of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, liquidation, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the

Borrower or any of its Restricted Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding or winding up shall be consented to or acquiesced in by the Borrower or such Subsidiary, or shall result in the entry of an order for relief or shall remain for 60 days undismissed or unstayed, or (e) take any action authorizing, or in furtherance of, any of the foregoing.

Section 8.1.10. Impairment of Loan Documents, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; the Borrower or any of its Subsidiaries or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall fail or cease to be a valid, enforceable and perfected first-priority Lien (subject to those Liens expressly permitted by any Loan Document) provided that if such invalidity or lack of perfection or priority relates solely to Collateral Property with an aggregate fair market value of $1,000,000 or less and such invalidity or lack of perfection or priority is such so as to be amenable to cure without material disadvantage to the position of the Administrative Agent and the other Lender Parties such invalidity or lack of perfection or priority shall not constitute an Event of Default until such invalidity or lack of perfection or priority shall have continued for 10 days after the Borrower or such Subsidiary shall have received notice from the Administrative Agent thereof or the Borrower or such Subsidiary shall have otherwise become aware thereof.

Section 8.1.11. Attachment, etc. The Borrower or any other Obligor shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $1,000,000 against any of its assets or properties unless the Borrower or such Obligor is in good faith contesting such action and taking affirmative steps to discharge the same, and adequate reserves have been set aside in accordance with GAAP.

Section 8.1.12. Seizure, etc. The Borrower or other Obligor or any of their properties, revenues, or assets aggregating $1,000,000 or greater, shall become the subject of an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged (or provisions shall not be made for such discharge) within 30 days from the date of entry thereof.

Section 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, and the Borrower shall be obligated to deliver cash collateral pursuant to Section 2.7.4.

Section 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, may, or shall upon the direction of the Required Lenders, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other

Obligations to be due and payable without further notice, demand or presentment, and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations that shall be so declared due and payable shall be and become immediately due and payable and the Borrower shall be obligated to deliver cash collateral pursuant to Section 2.7.4, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

Section 8.4. Application of Proceeds. After the exercise of remedies provided for in Section 8.3 (or after the Commitments have automatically terminated and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, have automatically become due and payable under Section 8.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

FIRST, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent incident to the enforcement of any Security Document and amounts payable under Sections 4.3, 4.4, 4.5 or 4.6) payable to the Administrative Agent (or to the trustee under any Mortgages) in its capacity as such;

SECOND, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the Issuer and amounts payable under Sections 4.3, 4.4, 4.5 or 4.6), ratably among them in proportion to the amounts described in this clause SECOND payable to them;

THIRD, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, unreimbursed disbursements under Letters of Credit and other Obligations, ratably among the Lenders and the Issuer in proportion to the respective amounts described in this clause THIRD payable to them;

FOURTH, to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed disbursements under Letters of Credit or payments for early termination of Lender Party Hedge Transactions (and any other unpaid amount then due and owing under any Lender Party Hedge Transaction) owed to a Person that is a Lender or an Affiliate of a Lender on the Effective Date or is or was a Lender or an Affiliate of a Lender at the time such Person entered into such Lender Party Hedge Transaction, ratably among the Lenders, Affiliates of Lenders (if applicable), such Person (if applicable) and the Issuer in proportion to the respective amounts described in this clause FOURTH held by them;

FIFTH, to the Administrative Agent for the account of the Issuer, to cash collateralize the aggregate undrawn amount of all outstanding Letters of Credit; and

SIXTH, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or other Obligor entitled thereto or as otherwise required by applicable law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause FIFTH above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an Eligible Contract Participant shall not be applied to any Excluded Obligations in respect of a Hedge Agreement owing to a Lender or an Affiliate of a Lender in respect of a Lender Party Hedge Transaction (it being understood, that in the event that any amount is applied to Obligations other than Excluded Obligations in respect of a Hedge Agreement as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by a Lender or an Affiliate of a Lender in respect of a Lender Party Hedge Transaction that are the holders of any Excluded Obligations in respect of a Hedge Agreement are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE ISSUER

Section 9.1. Actions. Each Lender and the Issuer hereby appoints Société Générale as its administrative agent under and for purposes of this Agreement and each other Loan Document. Each Lender and the Issuer authorizes the Administrative Agent to act on behalf of such Lender or Issuer under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent and the Issuer, pro rata according to such Lender’s Percentage, whether or not related to any singular, joint or concurrent negligence of the Administrative Agent and the Issuer, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever that may at any time be imposed on, incurred by, or asserted against, the Administrative Agent or the Issuer in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys’ fees, and as to which the Administrative Agent or the Issuer, as the case may be, is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses that are determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted solely from the Administrative Agent’s or the Issuer’s gross negligence or willful misconduct PROVIDED THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND THE ISSUER BE INDEMNIFIED IN THE CASE OF THEIR OWN NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE, REGARDLESS OF WHETHER SUCH NEGLIGENCE IS

SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. Neither the Administrative Agent nor the Issuer shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent or the Issuer shall be or become inadequate, in the Administrative Agent’s or the Issuer’s determination, as the case may be, the Administrative Agent or the Issuer may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent and the Issuer shall not have any duties or responsibilities, except as expressly set forth herein, and the Administrative Agent and the Issuer shall not have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either of the Administrative Agent or the Issuer.

Section 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., New York time, on the day prior to a Borrowing that such Lender will not make available the amount that would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

Section 9.3. Exculpation, Administrative Agent’s Reliance, Etc. (a) Neither Administrative Agent nor the Issuer nor any of their directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, INCLUDING THEIR NEGLIGENCE OF ANY KIND, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent and the Issuer (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) make no warranty or representation to any other Lender Party and shall not be responsible to any other Lender Party for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Person or to inspect the property (including the books and records) of any Person; (e) shall not be responsible to any other Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of each Obligor and the Lender Parties in exercising its powers hereunder; (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any telecopy) believed by it to be genuine and signed or sent by the proper Person or Persons.

(a) Neither the Administrative Agent nor the Issuer shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or (iii) the agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, an Obligor, a Lender or the Issuer.

(b) The Administrative Agent and the Issuer shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Issuer also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

Section 9.4. Successor. Subject to the appointment of a successor as provided below, the Administrative Agent may resign at any time upon at least 30 days’ prior notice to the Borrower and all Lenders, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint a Lender or another commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $1,000,000,000 as successor Administrative Agent hereunder. In the event the successor Administrative Agent is not at the time of its appointment a Lender hereunder, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to consent to the successor Administrative Agent, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent has given notice of its resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

Section 9.5. Extensions of Credit by the Administrative Agent, Arranger and the Issuer. Each of the Administrative Agent, the Arranger and the Issuer shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates or any interest in any Letter of Credit issued by it as any other Lender and may exercise the same as if it were not the Administrative Agent, Arranger or Issuer, as the case may be. Each of the Administrative Agent, the Arranger and the Issuer and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or Affiliate of the Borrower as if it were not the Administrative Agent, the Arranger or the Issuer hereunder, as the case may be.

Section 9.6. Credit Decisions. (a) (a) Each Lender acknowledges that it has, independently of the Administrative Agent and the other Lender Parties, and based on such Lender’s review of the financial information and reserve based information of the Borrower and its Subsidiaries, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of the Administrative Agent and the other Lender Parties, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

(b) Neither the Administrative Agent nor the Issuer shall be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Administrative Agent or any of its Affiliates. Each Lender acknowledges that Bracewell & Giuliani LLP is acting in this transaction as special counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 9.7. Copies, etc. The Administrative Agent shall give prompt notice to the Administrative Agent, the Issuer and each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Issuer or the Lenders by such Borrower). The Administrative Agent will distribute to the Issuer and each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Issuer and the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

Section 9.8. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Obligor) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuer and the Administrative Agent under Section 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuer, as applicable, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.4. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuer in any such proceeding.

Section 9.9. Authority of Administrative Agent to Release Collateral Property and Liens.

Section 9.9.1. Each Lender on behalf of itself and each of such Lender’s Affiliates that is a counterparty to a Lender Party Hedge Transaction and the Issuer hereby authorizes the Administrative Agent to release any Collateral Property that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender on behalf of itself and each of such Lender’s Affiliates that is a counterparty to a Lender Party Hedge Transaction and the Issuer hereby authorizes the Administrative Agent to execute and deliver to the Borrower (or its designee), at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Assets to the extent such sale or other Disposition is permitted by the terms of Section 7.2.9 or is otherwise authorized by the terms of the Loan Documents. Nothing in this Section shall limit the authority of the Administrative Agent to release Collateral Property pursuant to Section 10.13.

Section 9.9.2. Each Lender, for itself and on behalf of its Affiliates party to Lender Party Hedge Transactions, irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral Property: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made), termination of all Lender Party Hedge Transactions that are secured by the Liens on the Collateral Property (other than Lender Party Hedge Transactions with respect to which other arrangements satisfactory to the Lender or its Affiliate party to such Lender Party Hedge Transaction have been made; provided that, unless the counterparty to such Lender Party Hedge Transaction notifies the Administrative Agent in writing at least two (2) Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this Section 9.9.2, it shall be deemed that such satisfactory arrangements have been made), and payment in full of all Obligations (other than Hedging Obligations with respect to which other arrangements satisfactory to the Lender or its Affiliate party to the applicable Lender Party Hedge Transaction have been made; provided that, unless the counterparty to such Lender Party Hedge Transaction notifies the Administrative Agent in writing at least two (2) Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this Section 9.9.2, it shall be deemed that such satisfactory arrangements have been made); (ii) constituting Oil and Gas Property leased to the Borrower or any Obligor under a lease that has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Obligor to be, renewed or extended and which property encompassed by such lease does not account for more than $100,000 of the present value of the Proved Reserves (whether developed or undeveloped) set forth in the most recently delivered Reserve Report, or (iii) if approved, authorized or ratified in writing by the applicable Required Lenders or all the Lenders, as the case may be, as required by Section 10.1. Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral Property pursuant to this Section 9.9.2. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Lender not party thereto hereby agrees to the terms of this Section 9.9.2.

Section 9.10. Reliance by Administrative Agent and Issuer. The Administrative Agent and the Issuer shall be entitled to rely upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or the Issuer with reasonable care. As to any matters not expressly provided for by the Loan Documents the Administrative Agent and the Issuer shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Person that has entered into a Hedge Transaction with any Obligor for a determination (which such Person agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Person under any Hedge Transaction. Unless it has actual knowledge evidenced by way of written notice from any such Person and the Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents shall be entitled to assume that no Hedge Transaction or Hedging Obligations in respect thereof are in existence or outstanding between any Person and any Obligor.

Section 9.11. Defaults. Neither the Administrative Agent or Issuer shall be deemed to have knowledge or notice of the occurrence of a Default or Borrowing Base Deficiency unless it has received a written notice from a Lender or the Borrower specifying such Default or Borrowing Base Deficiency and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Borrowing Base Deficiency as it shall deem advisable in the best interest of the Lenders and the Issuer except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

Section 9.12. Posting of Approved Electronic Communications. (a) In addition to providing the Administrative Agent with all originals or copies of all Communications (as defined below) in the manner specified by Section 10.2, the Borrower hereby also agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.

(a) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNIFIED PARTIES (AS DEFINED IN SECTION 10.4) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER PARTY OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) The Administrative Agent agrees that the confirmed receipt of the Communications by the Administrative Agent at its e-mail address set forth above, during its normal business hours, shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(d) Nothing herein shall prejudice the right of the Administrative Agent, the Issuer or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.13. Arranger. The Arranger shall not have any obligations, liabilities, responsibilities or duties under this Agreement or the other Loan Documents. Without limiting the foregoing, the Arranger shall not have or be deemed to have any fiduciary relationship with any Lender, Issuer or the Administrative Agent. Each Lender acknowledges that it has not relied, and will not rely, on the Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived if such amendment, modification or waiver is in writing and consented to by the Borrower and the Majority Lenders (other than the Engagement Letter or any Letter of Credit or application for a Letter of Credit, which shall be amended, modified or waived by the parties thereto as provided therein); provided, however, that no such amendment, modification or waiver that would: (a) increase the Commitment Amount of any Lender shall be effective unless consented to by such Lender, (b) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender; (c) modify this Section 10.1, Section 2.8 or Section 4.8, change the definitions of “Majority Lenders”, “Required Lenders” or “Borrowing Base” or “Percentage”, reduce any fees described in Article III, release all or a substantial portion of the Collateral Property except as provided in Section 9.9 and except that the Administrative Agent may release Collateral Property to the extent such Collateral Property is Disposed of pursuant to, and as permitted by, Section 7.2.9 of this Agreement (however, nothing contained in this clause affects the obligation of the Borrower to comply with Section 3.1(e)), reduce or limit all or a substantially all of the Obligations of any Guarantor under any Guaranty and Collateral Agreement, or extend the Commitment Termination Date or the Letter of Credit Commitment Termination Date shall be made without the consent of each Lender affected thereby and the Issuer; (d) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan or any other obligation (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of each Lender affected thereby (provided that a waiver or amendment of this Agreement or any other Loan Document that has the effect of waiving or avoiding a Default such that the Default Rate shall not apply, shall not require the consent of each Lender affected thereby); (e) affect adversely the interests, rights or obligations of the Administrative Agent qua Administrative Agent or the Issuer qua the Issuer (including any change with respect to the obligations of the Borrower or the Lenders with respect to the Letter of Credit Liabilities) shall be made without consent of the Administrative Agent or the Issuer, as the case may be, or (f) modify Section 10.4 without the consent of the Issuer, the Administrative Agent, the Arranger and each Lender. No failure or delay on the part of the Administrative Agent, or any other Lender Party, or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, or any other Lender Party or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any waiver or approval thereafter to be granted hereunder.

If any Lender refuses to grant its approval with respect to any matter requiring the approval of all Lenders and such matter shall have been approved by the Required Lenders (or such other number of lenders as provided in Section 4.12, as the case may be), then the Borrower, at the sole expense of the Borrower, may, after consultation with the Administrative Agent and upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.11.1), all of its obligations, interests and rights under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, any unreimbursed participation in a drawing under a Letter of Credit, accrued interest, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, any unreimbursed participation in a Letter of Credit and accrued interest and fees) or the Borrower (in the case of all other amounts).

Section 10.2. Notices. (a) All notices and other communications provided to any Obligor or Lender Party under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Assignment and Assumption Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted and a receipt, demonstrating successful transmission, is received by the sender. Delivery by telecopier or other electronic transmission of an executed counterpart of any amendment or waiver of any provision of this Agreement or any other Loan Document shall be effective as delivery of an original executed counterpart hereof.

(a) Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 10.3. Payment of Costs and Expenses. The Borrower agrees to pay within 10 days following demand all reasonable expenses of the Administrative Agent, the Issuer and the Arranger (including the reasonable fees and out-of-pocket expenses of special counsel and of local counsel, if any, who may be retained by said counsel) in connection with (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and (b) the filing, recording, refiling or rerecording of each of the Security Documents and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of the Security Documents, and (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document. Each Lender agrees to reimburse the Administrative Agent and the Issuer within 10 days following demand for such Lender’s pro rata share (based upon its respective Percentage) of any such costs or expenses not paid by the Borrower. The Borrower further agrees to pay, and to save the Administrative Agent, the Arranger, the Issuer and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Borrowings hereunder, or the issuance of the Notes or any other Loan Documents (excluding any such taxes that are Other Connection Taxes imposed with respect to an assignment). The Borrower also agrees to reimburse the Administrative Agent, the Issuer and each Lender within 10 days following demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent, the Issuer or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations, and (y) the enforcement of any Obligations. All such requests for payment shall be accompanied by invoices containing reasonable detail. The Administrative Agent, the Issuer and each Lender agree to the extent feasible, and to the extent a conflict of interest does not exist in the reasonable opinion of any of the Administrative Agent, the Issuer and the Lenders or their counsel, to use the same counsel (i.e., one law firm in each relevant jurisdiction) in connection with any investigation, litigation or other proceeding under this Section 10.3.

Section 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender, the Administrative Agent and the Issuer, and the extension of the Commitments, and the arrangement of the facility represented by this Agreement by the Arranger, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent and the other Lender Parties and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, penalties, liabilities and damages (other than relating to taxes), and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Borrowing or any Letter of Credit; (b) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or by any other Loan Document; (c) the operations of the business of the Borrower and its Subsidiaries by the Borrower and its Subsidiaries; (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance action or other remedial measure relating to any of the Borrower’s or its Subsidiaries’ respective Assets or the Release of any Hazardous Material thereon or therefrom; (e) the presence on or under, or the Release from, any real property owned or operated by the Borrower or any Subsidiary of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), or (f) any breach of Section 6.12 regardless of whether caused by, or within the control of, the Borrower or any

Subsidiary; in each case except for any such Indemnified Liabilities arising by reason of any Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, or such Indemnified Party’s own unexcused breach of any provision of any Loan Document (as determined by the final non-appealable judgment of a court of competent jurisdiction), provided that, notwithstanding any of the foregoing, the Borrower shall have no such obligation with respect to Indemnified Liabilities owed between Indemnified Parties, PROVIDED FURTHER THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED IN THE CASE OF THEIR OWN NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE, REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Administrative Agent, the Issuer and each Lender agree to the extent feasible, and to the extent a conflict of interest does not exist in the reasonable opinion of the Administrative Agent, the Issuer, any Lender or their counsel, to use the same single counsel (i.e., one law firm in each relevant jurisdiction) in connection with any investigation, litigation or other proceeding under this Section 10.4.

Section 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 9.3, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower or by any other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

Section 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

Section 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts and each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received (including by facsimile or other electronic transmission) by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower and each Lender.

Section 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAW, EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. For the avoidance of doubt, the provisions of the Engagement Letter shall survive the closing and effectiveness of this Agreement.

Section 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that: (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Issuer and all Lenders (and any other attempted assignment or transfer shall be null and void); provided, however, that for purposes of this Section 10.10 if the survivor of a merger is obligated in respect of all obligations of the Borrower hereunder and under all other Loan Documents, a merger permitted pursuant to Section 7.2.8 hereof shall not be an assignment or transfer of the Borrower’s rights or obligations hereunder; and (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

Section 10.11. Sale and Transfer of Loans and Note; Participations in Loans and Note.

Section 10.11.1. Assignments and Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent, the Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) pursuant to an Assignment and Assumption substantially in the form of Exhibit E (an “Assignment”); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. In all cases, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000.00, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consent. No consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuer if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance satisfactory to the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(b) Register. The Administrative Agent shall maintain and update the Register, as set forth in Section 4.13, with respect to any Assignment and Assumption Agreements delivered pursuant to this Section 10.11.1.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuer, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuer and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.1 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver (i) described in Section 10.1 that affects such Participant, (ii) that increases or extends the Commitment applicable to such Participant, (iii) that reduces the interest rate or principal amount applicable to such Participant or (iv) that extends the final maturity of the Loans in which such Participant participates. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5 and 4.6 (subject to the requirements and limitations therein, including the requirements under Section 4.6(d) (it being understood that the documentation required under Sections 4.6(b), 4.6(c) or 4.6(f)(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.5 and 4.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender; provided that such Participant agrees to be subject to the obligations of Section 4.8 as though it were a Lender. Each Lender that sells a Participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 10.11, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 10.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, the Issuer, the Arranger or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

Section 10.13. Collateral Matters.

Section 10.13.1. The benefit of the Security Documents and the provisions of this Agreement and the other Loan Documents relating to the Collateral Property shall also extend to, secure and be available on a pro rata basis (as set forth in Section 8.4 of this Agreement) to each Lender or Affiliate of a Lender that is a counterparty to a Lender Party Hedge Transaction (including any Lender Party Hedge Transaction in existence prior to the date hereof) with respect to any obligations of the Borrower or any Subsidiary arising under such Lender Party Hedge Transaction, but only with respect to any Lender Party Hedge Transaction, and the transactions thereunder, that were entered into while such Person or its Affiliate was a Lender or prior to such time, until such obligations are paid in full or otherwise expire or are terminated (and notwithstanding that such Person is no longer a Lender or an Affiliate of a Lender or the outstanding Obligations have been repaid in full and the Commitments have terminated); provided that with respect to any Lender Party Hedge Transaction that remains secured after the counterparty thereto is no longer a Lender or an Affiliate of a Lender or the outstanding Obligations have been repaid in full and the Commitments have terminated, the provisions of Article IX shall also continue to apply to such counterparty in consideration of its benefits hereunder and each such counterparty shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Article IX. Notwithstanding the foregoing, no Lender or Affiliate of a Lender (or former Lender or Affiliate of a former Lender) shall have any voting or consent right under this Agreement or any Security Document as a result of the existence of obligations owed to it under a Lender Party Hedge Transaction that are secured by any Security Document.

Section 10.13.2. Notwithstanding anything contained in any of the Loan Documents to the contrary, the Borrower, the Administrative Agent, and each Lender, for itself and on behalf of its Affiliates party to Lender Group Hedge Transactions, hereby agree that no Lender Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Lender Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Lender Party not party hereto hereby agrees to the terms of this Section 10.13.2.

Section 10.14. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender’s unused Commitment shall cease to accrue fees pursuant to Section 3.3.1;

(b) such Defaulting Lender’s Commitment, Loans and Letter of Credit Liabilities shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects such Defaulting Lender differently from other affected Lenders or which increases or extends the Commitment of such Defaulting Lender or which extends the final maturity of the Loans owed to such Defaulting Lender or reduces the principal amount thereof owing to such Defaulting Lender shall require the consent of such Defaulting Lender;

(c) [Reserved].

(d) so long as any Lender is a Defaulting Lender, the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.7.7(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.7.7(a) (and Defaulting Lenders shall not participate therein), and

(e) any amount received by the Administrative Agent for the account of such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 4.8 but excluding Section 10.14(g)) shall, in lieu of being distributed to such Defaulting Lender, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuer hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize any future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.7.4, (vi) sixth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the any of the Lender Parties as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by any of the Lender Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (viii) eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (ix) ninth to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of disbursements under a Letter of Credit with respect to which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with their respective Percentages (without giving effect to Section 2.7.7(a). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 10.14 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(f) if the Borrower, the Administrative Agent and the Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Percentages (without giving effect to Section 2.7.7(a), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) If any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.11.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if any Commitment is being assigned, the Issuer), which consent shall not unreasonably be withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Defaulting Lender shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.15. Treatment of Certain Information; Confidentiality. Each Lender, the Administrative Agent, the Issuer and the Arranger agree (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential any non-public information supplied to it by the Borrower pursuant to this Agreement that the Borrower identifies to such Lender, the Administrative Agent, the Issuer or the Arranger (as the case may be) as confidential at the time Borrower so supplies such information, provided, that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Lenders, the Administrative Agent, the Issuer or the Arranger, (iii) to Governmental Authorities, bank examiners, auditors or accountants or self-regulatory agencies or bodies, (iv) to the Issuer, the Arranger, the Administrative Agent or any other Lender, (v) in connection with any summons or subpoena to which any one or more of the Lenders, the Issuer, the Arranger or the Administrative Agent is a party, (vi) to a subsidiary or affiliate of such Person, or (vii) to any assignee or participant (or prospective assignee or participant) so long as such subsidiary, affiliate, assignee or participant (or prospective assignee or participant), as the case may be, agrees to be bound by the provisions of this Section 10.15; and provided further, that in no event shall any Lender, the Issuer, the Arranger or the Administrative Agent be obligated or required to return any materials furnished to it by the Borrower, unless in violation of this Section 10.15. Each Lender agrees that it will use its reasonable efforts to advise the Borrower as soon as practicable, of any disclosure of information in connection with (v) above.

Section 10.16. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ISSUER, THE ARRANGER, THE LENDERS OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT

COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL PROPERTY OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL PROPERTY OR OTHER PROPERTY MAY BE FOUND. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUER, THE ARRANGER AND THE LENDERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER ON ITS BEHALF AND ON BEHALF OF THE OTHER OBLIGORS IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH OF THE BORROWER ON ITS BEHALF AND ON BEHALF OF THE OTHER OBLIGORS, THE ADMINISTRATIVE AGENT, THE ISSUER, THE ARRANGER, AND THE LENDERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES ON ITS OWN BEHALF AND ON BEHALF OF THE OTHER OBLIGORS SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE PARTIES HERETO AGREE THAT NOTHING IN THIS SECTION SHALL AFFECT THEIR RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ITS RIGHTS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY HERETO OR TO SUCH PARTY’S PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

Section 10.17. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE ISSUER, THE ARRANGER, THE LENDERS AND THE BORROWER ON ITS OWN BEHALF AND ON BEHALF OF THE OTHER OBLIGORS EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ISSUER, THE ARRANGER, ANY LENDER, THE BORROWER OR ANY OTHER OBLIGOR. THE BORROWER ON ITS OWN BEHALF AND ON BEHALF OF THE OTHER OBLIGORS ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION

(AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE ISSUER, THE ARRANGER AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

Section 10.18. USA Patriot Act Notice. Each Lender, the Administrative Agent and the Issuer hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Obligors, which information includes the name and address of the Borrower and other information that will allow such Lender, the Administrative Agent and the Issuer to identify the Borrower and the other Obligors in accordance with the Act.

Section 10.19. Waiver of Consequential Damages. To the fullest extent permitted by applicable law, no Borrower, Obligor, Lender, Issuer, Administrative Agent or party to this Agreement shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against Borrower, Obligor, Lender, Issuer, Administrative Agent or any other party or Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

Section 10.20. No Third-Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuer to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuer or any other Lender Party for any reason whatsoever. There are no third-party beneficiaries.

Section 10.21. Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” shall mean (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 10.22. No Oral Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.23. Hedging Arrangements. To the extent any Affiliate of a Lender is a party to a Hedge Agreement with Borrower or any other Obligor, such Affiliate shall be deemed to have appointed the Administrative Agent its nominee and agent, to act for and on behalf of such Affiliate in connection with the Guaranty and Collateral Agreement and the Security Documents and shall be bound by Article IX and this Article X.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ESCALERA RESOURCES CO.,
as Borrower

By:	/s/ Adam Fenster
Name: Adam Fenster
Title: Chief Financial Officer

Address:

1675 Broadway
Suite 2200
Denver, Colorado 80202

SOCIÉTÉ GÉNÉRALE, as Administrative Agent, Issuer and a Lender

By:	/s/ Elena Robciuc
Name: Elena Robciuc
Title: Managing Director

Address for Notices, Domestic Office
and LIBOR Office:

Société Générale,
480 Washington Blvd.
Jersey City, New Jersey 07310
Facsimile No.: 201-693-4235
Attention:	Loan Service Group

With a copy to:

Address:	Société Générale
1111 Bagby Street, Suite 2020
Houston, TX 77002
Facsimile No.:	(713) 650-0824
Attention:	Elena Robciuc